UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CONMED CORPORATION

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY SUBJECT TO COMPLETION

CONMED CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on Wednesday, September 10, 2014 at 3:30 p.m. (New York time), for the following purposes:

(1)	To elect eight directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To hold an advisory vote on executive compensation; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The shareholders of record at the close of business on July 22, 2014, are entitled to notice of, and to vote at the Annual Meeting or any adjournment or postponement thereof.

Even if you plan to attend the Annual Meeting in person, we request that you vote as soon as possible, by following the directions on your GOLD proxy card and voting via a toll-free telephone number, over the Internet or by marking, dating, signing and returning the enclosed GOLD proxy card in the enclosed self-addressed envelope so that your shares may be certain of being represented and voted at the meeting. GOLD proxy cards are being solicited on behalf of the Company’s Board of Directors. Your vote will be especially important at the Annual Meeting. As you may know, Voce Catalyst Partners LP, Voce Capital LLC, Voce Capital Management LLC and J. Daniel Plants (collectively, “Voce”) filed preliminary proxy materials indicating that Voce (which, according to a supplement to its nomination notice to the Company, owned 93,438 shares of the Company’s outstanding common stock as of July 22, 2014, representing approximately 0.34% of the Company’s common stock based on 27,344,609 shares outstanding as of July 22, 2014) intends to nominate its own slate of director nominees for election as directors at the Annual Meeting in opposition to the Company’s Board of Directors’ recommended nominees. The Company’s Board of Directors believes that Voce’s actions are not in the best interests of the Company or its shareholders. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, VOCE.

By Order of the Board of Directors,

Heather L. Cohen

Secretary

[                    ], 2014

If you have any questions or require assistance with voting, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll Free at (888) 750-5834

Banks and Brokers May Call Collect at (212) 750-5833

PRELIMINARY COPY SUBJECT TO COMPLETION

CONMED CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 10, 2014

The enclosed GOLD proxy card is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, September 10, 2014, at 3:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company’s Annual Report on Form 10-K are being mailed on or about [                    ], 2014, to all shareholders of record on July 22, 2014, which is the record date for the Annual Meeting. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company, or by attending the meeting and voting in person.

The persons named as proxies are Curt R. Hartman and Daniel S. Jonas, who are, respectively, the Interim Chief Executive Officer and the Executive Vice President, Legal Affairs & General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of the mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company has engaged Innisfree M&A Incorporated to solicit proxies and to advise on certain matters relating to the anticipated contested Annual Meeting. The Company will pay Innisfree M&A Incorporated a fee not to exceed $[        ] plus reasonable out-of-pocket expenses for their services. Innisfree M&A Incorporated expects that approximately 40 of its employees will assist in the solicitation. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

The Company’s expenses, including those of Innisfree M&A Incorporated, related to the solicitation of proxies in excess of those normally spent for an annual meeting of shareholders as a result of the potential proxy contest by Voce, and excluding salaries and wages of the Company’s employees, are expected to be approximately $[        ], of which approximately $6,000 has been incurred to date.

Votes at the 2014 Annual Meeting will be tabulated by a representative of IVS Associates, Inc., which has been appointed by the Company’s Board of Directors to serve as inspector of election.

VOTING RIGHTS

The holders of record of the 27,344,609 shares of Common Stock outstanding on July 22, 2014 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” as further described below will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting and therefore will have no effect.

With respect to Proposal (1) (election of directors), as a result of Voce’s announced intention to propose alternative director nominees and assuming such nominees are in fact proposed for election at the meeting, the election of directors will be a contested election (when there are more nominees than available positions). In accordance with the Company’s by-laws and Corporate Governance Principles, directors will be elected on a plurality basis, meaning that the eight director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

Proposal (2) (independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposal (3) (advisory vote on executive compensation) requires the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

The Company’s Board of Directors unanimously recommends that you vote your shares on the GOLD proxy card:

•	“for all” for the election of its nominees for directors of the Company as listed in Proposal (1);

•	“for” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm as described in Proposal (2); and

•	“for”, on an advisory basis, approval of the Company’s executive compensation as described in Proposal (3).

You may vote shares by proxy or in person using one of the following methods:

•	Voting by Internet. You can vote over the Internet using the directions on your GOLD proxy card by accessing the website address printed on the card.

•	Voting by Telephone. You can vote using the directions on your GOLD proxy card by calling the toll-free telephone number printed on the card.

•

Voting by Proxy Card. If you received your proxy materials by mail, you can vote by completing and returning your signed GOLD proxy card. To vote using your GOLD proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Tuesday, September 9, 2014, one day prior to the Annual Meeting.

•

Voting in Person. You can vote in person at the Annual Meeting if you are the record owner of the shares to be voted. You can also vote in person at the Annual Meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from such holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder submitting a GOLD proxy card, such shareholder’s shares will be voted “for all” portions of Proposal (1), “for” all portions of Proposals (2) and (3) and in the proxies’ discretion on any other matters coming before the meeting.

If the Annual Meeting is postponed or adjourned, a shareholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A shareholder will still be able to change or revoke the shareholder’s proxy until it is voted.

While we do not know whether Voce will in fact solicit proxies or nominate persons for election as directors at the annual meeting, you may receive an opposing proxy statement and White proxy card and letters or other proxy solicitation materials from Voce or other persons or entities affiliated with Voce. The Company’s Board of Directors urges you not to sign or return any White proxy card sent to you by, or on behalf of, Voce. Nominations made by Voce have NOT been endorsed by the Board of Directors. If you have any questions or need assistance voting, please contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, for any brokerage account that receives proxy materials from both the Company and Voce in a contested election, each of Proposal (1) (election of directors), Proposal (2) (independent registered public accounting firm) and Proposal (3) (advisory vote on executive compensation) will be considered a “non-discretionary” item. In that case, if a shareholder does not submit any voting instructions to its brokerage firm, its shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting and will not be counted for purposes of determining whether a quorum exists.

In an uncontested election, Proposal (1) (election of directors) and Proposal (3) (advisory vote on executive compensation) will still be considered “non-discretionary” items and shareholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting. If a shareholder’s shares are voted on Proposal (2) (independent registered public accounting firm) as directed by its brokerage firm, such shares will constitute “broker non-votes” on each of the “non-discretionary” proposals and will not be counted in determining the outcome of Proposal (1) (election of directors) or Proposal (3) (advisory vote on executive compensation).

PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING

There are two proposals expected to be submitted for shareholder approval at the Annual Meeting and one proposal of an advisory nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on executive compensation. These proposals are more fully described below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 10, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at http://[                    ].

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder signs and submits a GOLD proxy card but does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the GOLD proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. In the event that any nominee should not continue to be available for election, however, the proxies will be voted for the election of such other persons as the Corporate Governance and Nominating Committee of the Board of Directors may recommend. The eight director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company, subject to the majority voting standard adopted by the Board of Directors and reflected in the Corporate Governance Principles, as described below, which will only apply if the election of directors is uncontested. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Shareholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

The Board of Directors presently consists of ten directors. Bruce F. Daniels and Stuart J. Schwartz, both current Directors of the Company, have chosen not to stand for re-election. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and, other than Brian Concannon, Charles M. Farkas, Curt. R. Hartman, Dirk M. Kuyper and Jerome L. Lande, each was elected by the shareholders. The Company has a policy under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit.

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE 2014 ANNUAL MEETING

Name	Age	Served As Director Since	Principal Occupation or Position with the Company
Brian Concannon	56	2013	President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

Charles M. Farkas	63	2014	Partner at Bain & Company; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Jo Ann Golden	66	2003

Retired partner of Dermody, Burke and Brown, CPAs, LLC (accountants); Director of the Company; Director of the Bank of Utica. As noted below, the Board of Directors has determined that Ms. Golden is independent, and is an audit committee financial expert.

Curt R. Hartman	50	2014

Interim Chief Executive Officer of the Company; Director of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker. As noted below, prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Dirk M. Kuyper	57	2013

President and CEO of Illuminoss Medical; former President and CEO of Alphatec Spine (NASDAQ: ATEC); Director of the Company. As noted below, the Board of Directors has determined that Mr. Kuyper is independent.

Jerome J. Lande	38	2014	Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company. As noted below, the Board of Directors has determined that Mr. Lande is independent.

Stephen M. Mandia	49	2002

President of Mandia International Trading Corp.; Chairman of the Board of Directors of Sovena USA, formerly East Coast Olive Oil Corp. and now a subsidiary of Sovena Group; former Chairman of the Board of Eva Gourmet; Director of the Company. As noted below, the Board of Directors has determined that Mr. Mandia is independent.

Mark E. Tryniski	53	2007

President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; Chairman of the Board of the Company and previous Lead Independent Director; Director of the Independent Bankers Association of New York State. As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters – Directors, Executive Officers, Other Company Officers and Nominees for the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

BACKGROUND OF THE SOLICITATION

In June 2013, consistent with the Company’s commitment to engage in regular dialogue with its shareholders, Robert Shallish, Jr., the Company’s Chief Financial Officer (“CFO”), accepted a request by Voce for a conference call to discuss general investor relations matters. To that end, Mr. Shallish spoke with two Voce representatives on June 12, 2013 and participated in two follow-up conversations with Voce representatives on July 19, 2013 and August 1, 2013.

On August 28, 2013, Mr. Shallish and Luke Pomilio, the Company’s Vice President, Controller and Corporate General Manager, hosted two Voce representatives for a meeting at the Company’s headquarters in Utica, New York.

On September 12, 2013, Mr. Joseph Corasanti, at the time the Company’s President and Chief Executive Officer (“CEO”), and Mr. Shallish met with a representative of Voce during an investor conference in New York, New York.

On October 1, 2013, a representative of Voce attended an investor luncheon with Mr. J. Corasanti and Mr. Shallish in San Francisco, California.

On November 4, 2013, the Company’s Board of Directors received a letter from Voce, which Voce also issued as a press release that day, criticizing the Company’s governance and performance, demanding that the Company pursue strategic alternatives and stating that Voce was “preserving the full range of options at [its] disposal”.

In response, on November 12, 2013, Mr. Mark Tryniski, who at the time was the Company’s Lead Independent Director, sent a letter to Voce reiterating the Company’s openness to communicating with shareholders and to evaluating value-enhancing opportunities. Mr. Tryniski also called attention to the Company’s strong operating performance, highlighting the Company’s generation of cash from operating activities equating to a 12.3% return on sales since January 2011, as well as its recent earnings growth, increase in margins and reduction of overhead costs. In addition, Mr. Tryniski noted that the Company had delivered strong shareholder returns, including by paying a regular cash dividend and by effectuating over $63 million in share repurchases over the previous three years.

On December 11, 2013, Mr. Tryniski met with a Voce representative in New York, New York.

On February 11, 2014, Voce issued a press release disclosing that it intended to nominate a slate of four director nominees for election to the Company’s Board of Directors at the Annual Meeting. The following week, on February 19, 2014, Voce filed a preliminary proxy statement.

On February 25, 2014, the Company entered into an agreement with a significant shareholder of approximately 6.0% of the outstanding Common Stock, Coppersmith Capital Management, LLC, and certain of its affiliates (the “Coppersmith Nomination and Standstill Agreement”), pursuant to which, among other things, Jerome Lande, Managing Partner of Coppersmith Capital, and Curt Hartman, former Interim CEO and CFO of Stryker Corporation, were appointed to its Board of Directors, effective March 1, 2014. Also on February 25, pursuant to the Coppersmith Nomination and Standstill Agreement, Mr. Eugene Corasanti stepped down as Chairman of the Board and the Company’s Board of Directors appointed Mr. Tryniski as its new Chairman.

On February 27, 2014, the Company’s Board of Directors received a letter from Voce, which Voce also issued as a press release that day, in which Voce commented on the Coppersmith Nomination and Standstill Agreement.

On March 12, 2014, the Company received a notice from Voce declaring its intention to nominate a slate of five director nominees, James W. Green, Alan L. Kaganov, Joshua H. Levine, Jeffrey M. Nugent, and J. Daniel Plants, for election to the Company’s Board of Directors at the 2014 Annual Meeting.

On March 14, 2014, the Company issued a press release confirming its receipt of Voce’s notice and announcing that it had determined to postpone the record and meeting dates for the 2014 Annual Meeting.

Also on March 14, 2014, the Company’s legal counsel contacted Voce’s legal counsel to inquire whether Voce would be willing to enter into a confidentiality agreement with the Company in order to engage in potential settlement discussions. Voce declined the Company’s offer to sign a confidentiality agreement or have settlement discussions.

On March 24, 2014, the Company’s Board of Directors received a non-public letter from Voce, in which Voce expressed disapproval with the Company’s decision to postpone the record and meeting dates for the 2014 Annual Meeting.

On May 23, 2014, the Company’s Board of Directors received another non-public letter from Voce, in which Voce objected to the fact that the record and meeting dates for the 2014 Annual Meeting had not yet been rescheduled and commented on the Company’s strategic alternatives.

On June 2, 2014, the Company issued a press release announcing that it had scheduled the 2014 Annual Meeting for Wednesday, September 10, 2014, and that Company shareholders of record at the close of business on July 15, 2014 would be entitled to vote at the 2014 Annual Meeting. On June 8, 2014, the Company changed the record date for the 2014 Annual Meeting to July 22, 2014.

On June 29, 2014, the Company received a notice from Voce declaring its intention to nominate a slate of four director nominees, James W. Green, Alan L. Kaganov, Joshua H. Levine and J. Daniel Plants, for election to the Company’s Board of Directors at the 2014 Annual Meeting and indicating that Voce holds 45,188 shares (including 3,100 shares directly owned by J. Daniel Plants), or 0.17%, of the outstanding Common Stock as of July 22, 2014. The notice of nomination also indicated that, as of June 29, 2014, Voce’s other director nominees, James W. Green, Alan L. Kaganov and Joshua H. Levine, owned 450, 300 and 28,750 shares of Common Stock, respectively.

On July 23, 2014, and in follow-up communications between the Company and Voce over the course of July 24 and 25, 2014, the Company offered to nominate Voce’s nominee, Joshua Levine, to the Company’s Board. Voce rejected the Company’s offer and insisted that J. Daniel Plants, Voce’s Managing Partner, also be included as one of the Company’s director nominees as part of any settlement agreement.

On July 24, 2014, the Company received a supplement to Voce’s notice of nomination in connection with the 2014 Annual Meeting indicating that it now holds 93,438 shares (including 3,100 shares directly owned by J. Daniel Plants), or 0.34%, of the outstanding Common Stock as of July 22, 2014. The supplement also indicated that, as of July 22, 2014, Voce’s other director nominees, James W. Green, Alan L. Kaganov and Joshua H. Levine, owned 450, 300 and 33,750 shares of Common Stock, respectively. Also on July 24, 2014, the Company received a demand from Voce to inspect the record of the Company’s shareholders pursuant to Section 624 of the New York Business Corporation Law.

As of the date hereof, the Company and Voce have not had any other material contact.

PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2014, subject to shareholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for 2014.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on executive compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 24 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe the Company’s compensation policies, procedures and philosophy serve to attract, retain, and motivate the NEOs to achieve value for our shareholders.

The Board encourages shareholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking shareholders to approve the following non-binding resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the Proxy Statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying GOLD proxy card will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2015 Annual Meeting, which currently is expected to be scheduled on or about May 21, 2015, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before [                    ], 2014. All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2015 Annual Meeting or to propose nominees for election as directors at the 2015 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 2.10 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company between February 20, 2015 and March 22, 2015.

CORPORATE GOVERNANCE MATTERS

DIRECTORS, EXECUTIVE OFFICERS, OTHER COMPANY OFFICERS AND

NOMINEES FOR THE BOARD OF DIRECTORS

Directors

BRIAN CONCANNON (age 56) has served as a Director of the Company since July 2013. Mr. Concannon is the President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) headquartered in Braintree, Massachusetts, that provides blood management technologies and services to hospitals, blood collectors and plasma biopharmaceutical companies worldwide. He joined Haemonetics in 2003 as the President, Patient Division and was promoted to President, Global Markets in 2006. In 2007, Mr. Concannon was promoted to Chief Operating Officer and in April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Immediately prior to joining the Company, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 25 years. Mr. Concannon is also a member of the board of directors of South Shore Health & Educational Corporation since January 2014 and is the Chairman of the Board of My Brother’s Keeper. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as an active CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

CHARLES M. FARKAS (age 63) has served as a Director of the Company since July 23, 2014. Mr. Farkas is a Senior Partner at consulting firm Bain & Company with more than 35 years of experience advising chief executives and senior managers in a wide variety of industries on issues critical to long-term success. He has served as the global leader of Bain & Company’s Financial Services practice, the North American head of Bain’s Healthcare practice and as the managing director of Bain Canada. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the Board of Harvard Medical School and is a Corporator of Partners Healthcare. The Board of Directors has determined that Mr. Farkas is independent.

Mr. Farkas’ qualifications for election to CONMED’s Board include his decades of consulting experience advising chief executives and senior management regarding business strategy in a variety of industries. Mr. Farkas is a highly-respected leader with a strong academic background, and he offers the other directors new strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry.

Mr. Farkas was appointed to the Company’s Board of Directors pursuant to an agreement the Company entered into with Coppersmith Capital Management, LLC and certain of its affiliates that is further described under the heading Corporate Governance and Nominating Committee Report and in Annex A to this proxy statement under the heading Miscellaneous Information Concerning Participants.

JO ANN GOLDEN (age 66) has served as a Director of the Company since May 2003. Ms. Golden is a certified public accountant and through her retirement in July 2012 was the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm. Ms. Golden is also a member of the Board of Directors of the Bank of Utica, serving in this role since December 2009, and as Chair of the Audit & Examining Committee since 2010. Ms. Golden is a past President of the New York State Society of Certified Public Accountants (the “State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education. Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001.

Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Ms. Golden’s qualifications for election to CONMED’s Board include her financial and accounting expertise, acquired through her experience as the managing partner of Dermody, Burke and Brown, CPAs as well as her vast service to the State Society. Ms. Golden’s experience and background with a professional accounting firm bring a different perspective to the Board than that offered by other directors.

CURT R. HARTMAN (age 50) has served as Interim Chief Executive Officer of the Company since July 23, 2014, and as a Director of the Company since March 1, 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President, CFO of Stryker from April 2009 to October 2012. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard AMP Program Certificate from Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as Interim Chief Executive Officer of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from both an operational and a financial perspective. Mr. Hartman is believed to have the ability and willingness to commit adequate time to the Board, and his long-term tenure at Stryker suggests that he has been able to work with others, and will be able to work in a collegial manner with the other directors.

Mr. Hartman was appointed to the Company’s Board of Directors pursuant to an agreement the Company entered into with Coppersmith Capital Management, LLC, certain of its affiliates and Mr. Hartman that is further described under the heading Corporate Governance and Nominating Committee Report and in Annex A to this proxy statement under the heading Miscellaneous Information Concerning Participants.

DIRK M. KUYPER (age 57) has served as a Director of the Company since July 2013. Mr. Kuyper is the President and CEO of Illuminoss Medical, Inc., a privately-held medical device company specializing in minimally invasive, patient customized orthopedic implants for the treatment of bone fractures. Prior to joining Illuminoss in April 2013, Mr. Kuyper served as a consultant for a number of medical device companies including Benvenue Medical, Inc. From June 2007 to August 2012, Mr. Kuyper served as the President & CEO, and President of Global Commercial Operations, and as a member of the board of directors, of Alphatec Spine, Inc. (NASDAQ: ATEC). Prior to his work for Alphatec, Mr. Kuyper served in several executive capacities including as President and as Executive Vice President and Chief Operating Officer for Aesculap, Inc.’s North American operations in Center Valley, Pennsylvania. Mr. Kuyper has a Bachelor’s of Science degree from the University of Miami. The Board of Directors has determined that Mr. Kuyper is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Kuyper’s qualifications for election to CONMED’s Board include his experience as an active CEO of a smaller, entrepreneurial medical device company, as the former CEO of a publicly-traded medical device company, and the former president of a large medical device company. Mr. Kuyper offers industry experience from a sales and marketing perspective. Based on discussions and experience on the Board, he has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

JEROME J. LANDE (age 38) has served as a Director of the Company since March 1, 2014. He is the Managing Partner of Coppersmith Capital which he co-founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small-cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an Associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers a shareholder-centric perspective which is unique to the Board to some degree, as all Directors own stock in the Company. Mr. Lande’s contacts and familiarity with investor and shareholder matters is unique on the Board. Mr. Lande is believed to have the ability and willingness to commit adequate time to the Board and Committee meetings. Mr. Lande is believed, based on the manner in which he approached the Board and was appointed as a director, as well as his contributions to the Board thus far, to be able to work in a collegial manner with the other directors, and his experience and background bring a different perspective to the Board than that offered by other directors.

Mr. Lande was appointed to the Company’s Board of Directors pursuant to an agreement the Company entered into with Coppersmith Capital Management, LLC, certain of its affiliates and Mr. Hartman that is further described under the heading Corporate Governance and Nominating Committee Report and in Annex A to this proxy statement under the heading Miscellaneous Information Concerning Participants.

STEPHEN M. MANDIA (age 49) has served as a Director of the Company since July 2002. Mr. Mandia is the President of Mandia International Trading Corp. He has served as Chairman of the Board of Directors of Sovena USA, formerly East Coast Olive Oil Corp., and now a subsidiary of Sovena Group since January 1, 2010. Mr. Mandia also served as the Chairman of the Board of Eva Gourmet, LLC until June 2014. He previously served as Chief Executive Officer of Sovena USA from 1991 to December 31, 2009. Mr. Mandia holds a B.S. Degree from Bentley College, located in Waltham, Massachusetts, having also undertaken undergraduate studies at Richmond College in London. The Board of Directors has determined that Mr. Mandia is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Mandia’s qualifications for election to CONMED’s Board include his experience as the founder and Chief Executive Officer of a privately-held company which he grew into the largest importer of olive oil in the United States. Likewise, his exposure to and familiarity with conducting business in multiple countries and cultures outside the United States, as well as his experience with managing employees and growth, offers insights and perspectives that are unique on the Board.

MARK E. TRYNISKI (age 53) has served as a Director of the Company since May 2007 and was the Lead Independent Director from May 2009 until he became Chairman of the Board on February 25, 2014. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the New York Bankers Association as well as the Independent Bankers Association of New York State. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. Further, his experience engaging with shareholders makes him well-suited to serve in the role of Chairman of the Board.

Bruce F. Daniels and Stuart J. Schwartz, both current Directors of the Company, have chosen not to stand for re-election at the Annual Meeting.

The Board of Directors has determined that Messrs. Concannon, Daniels, Farkas, Kuyper, Lande, Mandia and Tryniski, and Ms. Golden and Dr. Schwartz, have no material relationship with the Company and are independent under the standards of the NASDAQ Stock Market. The independent directors meet in executive session after at least two Board meetings each year.

The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Hartman’s employment is subject to an employment arrangement that expires on the date that a permanent CEO commences employment. For a detailed description of Mr. Hartman’s employment arrangements, see the Current Report on Form 8-K filed by the Company on July 23, 2014. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Executive Officers

WILLIAM W. ABRAHAM (age 82) joined the Company in May 1977 as General Manager. He served as the Company’s Vice President, Manufacturing and Engineering from June 1983 until October 1989. In November 1989, he was named Executive Vice President serving in a number of senior management roles including business development. In March 2013, Mr. Abraham’s title was changed to Executive Vice President, Business Development. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College of Syracuse University. Mr. Abraham has announced that he will retire from the Company no later than September 30, 2014 after 37 years of trusted service. The Company will conduct a search for Mr. Abraham’s successor as Executive Vice President of Business Development.

HEATHER L. COHEN (age 41) joined the Company in October 2001 as Associate Counsel and has served as Deputy General Counsel since March 2002 and as the Company’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University. Ms. Cohen is the sister-in-law-by-marriage of Joseph J. Corasanti, the former Chief Executive Officer, and former President and Director of the Company in that Ms. Cohen’s husband is the brother of the wife of Joseph J. Corasanti, who is the son of Eugene R. Corasanti, former Director of the Company and Vice Chairman of the Company.

JOSEPH G. DARLING (age 56) joined the Company in May 2008 as a member of the executive team and in July 2011 was named Vice President, Corporate Commercial Operations with responsibility for corporate sales, marketing and research activities. In March 2013, Mr. Darling’s title was changed to Executive Vice President, Commercial Operations. Prior to joining the Company, Mr. Darling served in a number of management roles at Smith & Nephew, Inc. from October 2005 through April 2008 where he most recently was Senior Vice President & General Manager and a member of the executive leadership team for the sports medicine business unit within the Endoscopy division. Prior to Smith & Nephew, Mr. Darling served Baxter International, Inc. in a number of increasingly senior positions from May 1999 to October 2005. Additionally, Mr. Darling held a variety of senior sales and marketing positions with Abbott Laboratories Pharmaceutical Products Division and Wyeth-Ayerst Laboratories from 1983 to 1999. Mr. Darling holds a B.A. degree in Political Science from Syracuse University Maxwell School of Citizenship.

DANIEL S. JONAS (age 50) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. Mr. Jonas is also the Chairman of MedTech Association, Inc. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

GREGORY R. JONES (age 60) joined the Company in June 2008 as Vice President, Regulatory Affairs & Quality Assurance and became Vice President of Corporate Quality Assurance/Regulatory Affairs in February 2009. In March 2013, Mr. Jones’ title was changed to Executive Vice President, Quality Assurance/Regulatory Affairs. Prior to joining CONMED, Mr. Jones was Senior Vice President, Regulatory Affairs & Quality Assurance and a member of the Executive Management team with Power Medical Interventions (“PMI”) from November 2003 to May 2008. Prior to joining PMI, Mr. Jones spent 14 years from 1989 to 2003 in increasingly senior RA/QA management positions at Ethicon, a Johnson & Johnson Company, ultimately serving as the Worldwide Director, Regulatory Affairs & Quality Assurance for Ethicon’s GYNECARE division from 2001 to 2003. Mr. Jones holds a B.A. degree in Sociology from Geneva College.

LUKE A. POMILIO (age 49) joined the Company as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio’s title was changed to Executive Vice President, Controller and Corporate General Manager. Prior to his employment with the Company, Mr. Pomilio was employed as a manager with Price Waterhouse LLP. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University.

ROBERT D. SHALLISH, Jr. (age 65) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. In March 2013, Mr. Shallish’s title was changed to Executive Vice President, Finance & Chief Financial Officer. Prior to this, he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP from 1972 through 1984 where he most recently served as a senior manager. Mr. Shallish is a certified public accountant and graduated with an A.B. degree in Economics from Hamilton College. He holds a Master’s degree in Accounting from Syracuse University.

Other Company Officers

TERENCE M. BERGE (age 44) joined the Company in June 1998 as Assistant Corporate Controller and has served as the Company’s Treasurer since March 2008. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

MARK SNYDER (age 61) joined the Company as Group Director, Manufacturing in January 1986. He was named Vice President of Manufacturing Operations in September 1992 and Vice President, Global Operations & Supply Chain in June 2010. In March 2013, Mr. Snyder’s title was changed to Executive Vice President, Manufacturing Operations & Supply Chain. Prior to joining the company, he was employed by Price Waterhouse LLP since 1984 in the Management Consulting Services group where he was Manager of Manufacturing Services. In 1980 he joined the Management Information Systems group with National Supply Company and served as a Systems Project Leader. Mr. Snyder graduated with a B.A. degree in Philosophy from Temple University, and holds an M.B.A. from the University of Houston.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES, LEADERSHIP STRUCTURE

AND RISK OVERSIGHT

During 2013, the full Board of Directors met eight times in person or by telephone conference. Each director attended 100% of the total 2013 full board meetings.

The Board of Directors has a leadership structure with a Chairman, whose role is to set an agenda for meetings and to preside at the meetings of the full Board of Directors. The Board has also decided, for the time being, to spread the work of positions as chairs of the three (3) Board committees. The role of the Lead Independent Director was to preside at meetings of the independent directors, and to be a spokesperson for the independent directors both to the Chairman and to the CEO, and, as appropriate, to shareholders and other stakeholders. Effective February 25, 2014, Mr. Tryniski, the former Lead Independent Director of the Company, became the Chairman of the Board and therefore the Lead Independent Director position was no longer required. The Board has opted to separate the roles of the Chairman and the CEO at this time. While the Board may change this structure in the future, the separation of the roles is believed to be appropriate at this time to allow the Chairman to focus on corporate governance and succession planning while the CEO can simultaneously focus on the management of the Company’s operations. The Board also based, in part, its decision to split the Chairman and CEO role upon feedback from our shareholders.

The role of the Board of Directors with respect to oversight of risk is to review at least annually a risk management matrix maintained by management, with the CEO to inform the Board of any changes to the matrix during the course of the year, or to alert the Board to any significant risks or any risks requiring changes to the matrix during the course of the year as they arise.

Board Committees:

The Company’s Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Members of the individual committees through February 28, 2014 are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Bruce F. Daniels, Chair	Stuart J. Schwartz, Chair	Stephen M. Mandia, Chair
Jo Ann Golden Mark E. Tryniski	Bruce F. Daniels Dirk M. Kuyper Stephen M. Mandia	Brian Concannon Stuart J. Schwartz Mark E. Tryniski

As of the date hereof, the individual committees are composed of the following members:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Jo Ann Golden, Chair	Dirk M. Kuyper, Chair	Brian Concannon, Chair
Bruce F. Daniels	Bruce F. Daniels	Jerome J. Lande
Charles M. Farkas	Jerome J. Lande	Stephen M. Mandia
Mark E. Tryniski	Stephen M. Mandia	Stuart J. Schwartz
	Stuart J. Schwartz	Mark E. Tryniski

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; and (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met eight times during 2013. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS” and then “CORPORATE GOVERNANCE”. The charter is also available in print to any shareholder who requests it.

The Compensation Committee currently consists of five independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s officers. The Compensation Committee met six times during 2013. All then-current members of the Compensation Committee attended every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS” and then “CORPORATE GOVERNANCE”. The charter is also available in print to any shareholder who requests it.

The Corporate Governance and Nominating Committee currently consists of five independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for shareholder proposals for the Annual Meeting, (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). With respect to diversity, while the Company does not have a formal diversity policy with respect to the Board of Directors, the Corporate Governance and Nominating Committee, as well as the full Board, believes that diversity should be considered with respect to experience in managing companies both public and private, in financial matters, in experience with United States and international business, and in the medical field. The Corporate Governance and Nominating Committee met five times during 2013. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available in the corporate governance section of the Company’s web site at (http://www.conmed.com) by first clicking on “INVESTORS” and then “CORPORATE GOVERNANCE”. The charter is also available in print to any shareholder who requests it.

In addition to the three standing committees, the Board of Directors has also formed a search committee comprised of independent directors to identify candidates for the permanent Chief Executive Officer position. Members of the Search Committee are Mark Tryniski, Jerome Lande, Stephen Mandia, Brian Concannon and Charles Farkas.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the NASDAQ Stock Market and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Daniels and Tryniski and Ms. Golden qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a Charter that was last amended by the Board of Directors on February 25, 2013. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s web site in the corporate governance tab of the investor relations section.

Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter.

In this context, the Audit Committee met eight times during 2013 and held numerous discussions with management and with the independent registered public accounting firm, including executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

CONMED’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm their independence. In this regard, the Audit Committee evaluates the quantity of fees incurred for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent external audit firm. In addition, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jo Ann Golden (Chair)	Bruce F. Daniels
Charles M. Farkas	Mark E. Tryniski

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the NASDAQ Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on February 25, 2013. A copy of the amended and restated charter is available on the Company’s web site in the corporate governance tab of the investor relations section.

The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. The Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, reputation, experience with businesses and other organizations of comparable size as executives, directors or in other leadership positions, an understanding of finance and financial reporting processes, a corporate governance background, the ability to dedicate significant time for service on the Company’s Board of Directors, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In this regard, the Corporate Governance and Nominating Committee also looks for the skills and expertise required to satisfy the listing requirements of the NASDAQ Stock Market, on which CONMED’s stock is traded.

The Corporate Governance and Nominating Committee has in the past year retained (and may from time to time in the future engage) a third party search firm to assist in the process of identifying, screening and evaluating director candidates. When a search firm is engaged by the Corporate Governance and Nominating Committee, it identifies director candidates on behalf of the Committee for a fee. After searching for candidates with experience in the medical device field, in July 2013, we increased the size of the Board to nine with the additions of Mr. Concannon and Mr. Kuyper.

In February 2014, we announced several other changes to our board structure in connection with the Company entering into the Coppersmith Nomination and Standstill Agreement with Coppersmith Capital Management, LLC (which beneficially owned 1,630,800 shares of Common Stock as of February 27, 2014, representing approximately 5.96% of the outstanding Common Stock based on 27,344,069 shares outstanding as of July 22, 2014), Mr. Lande, Craig Rosenblum and Mr. Hartman. The Coppersmith Nomination and Standstill Agreement resulted in Mr. Hartman and Mr. Lande becoming Directors of the Company on March 1, 2014, and Mr. Farkas becoming a Director of the Company and a member of the Audit Committee of the Board on July 23, 2014, and each of them being nominated for election at the Annual Meeting. The Coppersmith Nomination and Standstill Agreement also resulted in Mr. Tryniski assuming the role of Chairman of the Board.

On July 23, 2014, Mr. J. Corasanti stepped down as President, Chief Executive Officer and Director of the Company, and the Board appointed Mr. Hartman, an independent Director of the Company, as Interim Chief Executive Officer. In connection with Mr. Hartman’s appointment as Interim Chief Executive Officer, he stepped down as a member of the Audit Committee. Also on July 23, 2014, Company founder Mr. E. Corasanti retired as Vice Chairman and Director of the Company.

In addition, on July 23, 2014, the Company’s Board decreased the size of the Board from eleven to ten directors. Also effective on July 23, 2014, in a routine committee Chair transition from time to time implemented by the Board in the ordinary course, the Board appointed Mr. Concannon as Chair of the Corporate Governance and Nominating Committee of the Board. Mr. Mandia, who voluntarily resigned from his position as the prior Chair, remains a member of the Corporate Governance and Nominating Committee.

Lastly, two long serving members of the Board, Mr. Daniels and Dr. Schwartz, have announced they will retire from the Board and not stand for election at the 2014 Annual Meeting. The Corporate Governance and Nominating Committee believes that these various changes implemented since July 2013 enhance the Company’s corporate governance practices and contribute to the effective representation of the Company’s shareholders.

The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2015 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).

Submitted by the Corporate Governance and Nominating Committee,

Brian Concannon (Chair)	Jerome J. Lande
Stephen M. Mandia	Stuart J. Schwartz
Mark E. Tryniski

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will attend the Annual Meeting of Shareholders, absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all directors then in office were present at the 2013 Annual Meeting of Shareholders.

ETHICS DISCLOSURE

The Company has adopted, as of March 31, 2003, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available through the “Investors” section of the CONMED Corporation web site (http://www.conmed.com), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which will alert the Chair of the Audit Committee of the Board of Directors if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2013, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2012 and December 31, 2013, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2012	2013
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$1,277,500	$1,596,200

Audit of Internal Control over Financial Reporting	Included above	Included above

SEC Registration Statements	$0	$0

Total Audit Fees	$1,277,500	$1,596,200

Audit Related Fees:
Advisory Services	$0	$0

Tax Fees:
Tax Compliance and Consulting Services	$283,100	$507,700

All Other Fees:
Research Service License	$1,800	$2,000

Total Fees and Expenses	$1,562,400	$2,105,900

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s compensation programs are primarily designed to reward performance that appropriately balances achievement of both the Company’s short and long-term goals. For the executives, performance is measured by improvement in earnings, sales and other financial metrics, as well as operating results and individual contributions to the Company’s performance. The Company also considers the need to attract and retain executives with the requisite experience and qualifications to achieve our business goals. Executive employment, advancement and compensation are contingent on demonstrating high ethical standards and compliance with governmental and regulatory standards.

The Compensation Committee is responsible for and oversees all aspects of compensation for executive officers as well as certain other key employees. The Committee relies on the CEO to make recommendations on compensation levels for the executives (other than the CEO). In July 2013, the Compensation Committee retained Semler Brossy as a compensation consultant in connection with the compensation paid to the CEO and CFO, and this engagement has continued through 2014 as the Compensation Committee continues to evaluate the compensation for these positions. In addition, Semler Brossy reviewed Board of Director fees in 2013, and this engagement continued into 2014, as more fully described in the Director Compensation section. Semler Brossy does not provide any services to management and does not have any business or personal relationship with any member of the Committee or management. No decisions have been made based on this consultation other than consideration to adding additional peer companies in future compensation analysis and certain compensation decisions made in 2014.

Each year the Compensation Committee reviews compensation for similar positions at other corporations within a designated peer group of companies that includes other public medical device companies. The purpose of the review is to ensure that the Company’s overall compensation levels, and the components thereof, are appropriate in light of the nature of the medical device business and the talent for which we compete. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet. The complete list of the companies reviewed in 2013 was: Accuray, Inc., Align Technology, Inc., Analogic Corp., Arthrocare Corp, Cooper Companies, Inc., Greatbatch Inc., Haemonetics Corporation, Hill-Rom Holdings, Inc. IDEXX Laboratories, Inc., Integra Life Sciences Holdings Corporation, Invacare Corp., Masimo Corp., Nuvasive Inc., Orthofix International N.V., Resmed Inc., Sirona Dental Systems, Inc., Steris Corporation, Teleflex, Inc., Thoratec Corp., West Pharmaceuticals, Inc., Wright Medical Group, Inc., and Zoll Medical Corp. The Compensation Committee may revise the list of peer companies used for annual benchmarking purposes as appropriate for reasons including, but not limited to, changes in revenue, market capitalization, profitability, and in the medical device industry so that the peer companies include those companies with whom we compete for executive talent.

The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 92.4% of the shares voted by shareholders at the 2013 Annual Shareholders meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results evidence strong shareholder support for our current compensation practices, and accordingly did not make any changes to our executive compensation practices or programs.

Risk Assessment

The Compensation Committee has evaluated the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. The Committee has concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the enhanced stock ownership guidelines impacting all executives.

Elements of the Executive Compensation Program

Element	Description	Performance Considerations	Primary Objective
Base Salary	Fixed cash amount	Initially established based on scope of responsibilities, internal & external market; adjusted annually based on market and individual performance	Recruit & retain executives
Executive Bonus Plan	Short-term incentive; cash based	Based on achievement of corporate financial goals	Promote achievement of short-term financial goals
Equity Awards	Stock Appreciation Rights, Restricted Stock Units, and/or Performance Share Units	Based on role; internal & external market. Additional awards are given based upon individual performance.	Align long-term interests of executives with shareholders, retain executive talent, and create shareholder value
Retirement and Welfare Benefits	401(k); Benefits Restoration Plan; health and insurance benefits	Benefits offered to broader workforce	Recruit and retain qualified employees

Highlights

For summary purposes, key features related to our executive compensation program include the following:

•

The 2014 performance goals under the Executive Bonus Plan (our “EBP”) are based upon achievement of non-GAAP EPS and Revenue goals, with non-GAAP EPS being a threshold goal. Further, the EBP incorporates the concept of threshold/target/maximum goals and payouts.

•	The Company remains committed not to enter into agreements to gross-up excise taxes in future Change in Control Severance Agreements with future executives.

•	The Company does not reimburse executives for the tax liability created by compensation regularly paid to executives.

•

The EBP was approved by shareholders as of the 2012 Annual Shareholders meeting. It is the Company’s intent that this approval would allow for payments made under the EBP to be tax deductible as “qualified performance based compensation” as defined in Section 162(m) (or other provisions) of the Internal Revenue Code.

•	The Company’s equity awards to management generally vest over five years (or longer), tying the interests of executives and shareholders.

•

The Company maintains stock ownership guidelines for executives and directors with holding periods for certain equity grants, and prohibits its officers and directors from holding derivatives other than those issued by the Company, further aligning the interests of management, directors and shareholders.

•	A Recoupment Policy has been adopted by the Company.

•

The Change in Control Severance Agreements include a “double-trigger” requiring a termination of employment or constructive discharge in addition to the change in control (as defined more particularly under “Employment Contracts” below) before triggering the severance benefits.

•

For the NEO’s 2014 annual RSU grants, a “double-trigger” also applies, requiring a termination of employment or constructive discharge in addition to a change in control before triggering accelerated vesting.

Salary

A Named Executive Officer’s (an “NEO”) salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO in reviewing and approving the base salaries of the executive officers and certain senior employees (other than the CEO) at a meeting of the Compensation Committee in the April/May time frame, with the final decisions made by the Compensation Committee and Board of Directors generally in May.

In making his recommendation for the NEOs, other executive officers and certain senior employees, the CEO considers current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. The CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary. Such factors from time to time may include the complexity of the NEO’s area of responsibility, individual achievements and the performance of his or her respective area of responsibility, expected future contributions, and internal pay equity. No specific formula is used to weigh or evaluate these factors, but rather the CEO considers such factors on the whole when making a base salary recommendation.

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, CEO’s contribution and responsibilities. No fixed formula or target percentile is established for setting the base salary.

In May 2013, the Company increased the salaries of each of Mr. J. Corasanti, Mr. Shallish, Mr. Darling, Mr. Jonas and Mr. Pomilio by 3% (to $586,205, $323,385, $374,534, $292,987 and $318,907, respectively).

Executive Bonus Plan

The Company maintains the shareholder-approved EBP, used to pay incentive compensation to certain Company executives, including our NEOs. Annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

2013 Executive Bonus Plan Performance Goals

As in the prior year, the target bonus percentage for NEOs in 2013 was 50% of base salary (and for Mr. J. Corasanti, it was 50% of base salary plus his contractual deferred compensation, which at the time was $200,000) (in each case, “Base Compensation”) with 20% of any bonus earned to be paid in 2015 based on also achieving at least 85% of the budgeted 2014 non-GAAP EPS goal. If at least 85% of the 2013 goal is not achieved, or if the NEO is no longer employed by the Company when the Form 10-K for 2014 is filed, the 20% portion of the bonus held back from 2013 will be forfeited. The 2013 performance goals for the NEOs included primary and secondary performance goals. The primary performance goal was based on earnings per share of $1.80, adjusted for items including restructuring charges, changes in tax or accounting rules, or other special or nonrecurring events. This primary performance goal, which was the minimum threshold for any payment of 2013 bonus for NEOs under the EBP, was consistent with the results of the Company’s internal budget goals and the Company’s guidance to investors. The maximum bonus potential for NEOs was 113% of Base Compensation if achievement of 120% (i.e., $2.10 earnings per share) or more of the target non-GAAP EPS performance goal was achieved. This generally results in a 2% increase in bonus payout for each $0.01 in non-GAAP EPS achieved.

Under the terms of the EBP, the Compensation Committee reserves the right to exercise negative discretion with respect to each participant’s bonus amount.

Secondary performance goals for 2013 bonuses under the EBP were based on GAAP net sales and adjusted operating cash flow. The net sales goal was $785 million and operating cash flow goal was $105 million. Operating cash flow was adjusted for items including restructuring charges, changes in tax or accounting rules, or other special or nonrecurring events. If the primary performance goal (non-GAAP EPS of $1.80) had not been met, no consideration would have been given to performance under the secondary targets and no bonus would have been paid regardless of performance under these secondary performance goals. If the primary targets were achieved and the secondary targets were exceeded on a combined average, the average percentage achievement on the secondary targets serves to increase the bonus due under the primary goal by that same percentage. An example is provided below, assuming achievement of the non-GAAP EPS target of $1.80 and secondary performance goals as follows:

($ in thousands)	Actual	Target	%Achievement
Net sales	$850,000	$785,000	108.3%
Operating cash flow	$100,000	$105,000	95.2%
Average % – Secondary goal performance			101.8%

In this example, the NEOs would have earned 101.8% of target bonus percentage which would result in a payout of 50.9% of Base Compensation.

For 2013, the actual bonus earned by the NEOs was 52% of Base Compensation at December 31, 2013. This is based on the Company achieving non-GAAP earnings per share of $1.81, or 101% of the 2013 primary performance goal. Secondary goals were not achieved as 2013 actual net sales were 97.2% of the goal and operating cash flow was only 91.2% of the goal.

Below is a reconciliation of GAAP to non-GAAP EPS ($ in thousands):

Reported net income	$35,939

Facility consolidation costs	6,489
Costs associated with the termination of a product offering	2,137

Total cost of sales	8,626

Administrative consolidation costs	8,750
Patent dispute costs	3,206
Pension settlement costs	1,443

Total other expense	13,399

Loss on early extinguishment of debt	263

Total adjusted expense before income taxes	22,288
Provision (benefit) for income taxes on adjusted expense	(7,473)

Adjusted net income	$50,754

Per share data:
Reported net income
Basic	$1.30
Diluted	1.28
Adjusted net income
Basic	$1.83
Adjusted	1.81

In addition, as provided for in 2012 bonuses, 20% of the incentive payout from 2012 was held back to be paid in 2014 based on achieving at least 85% of the 2013 non-GAAP EPS target, or a minimum of $1.53. This was achieved and the payout took place in March 2014.

The Committee has the discretion, upon the recommendation of the CEO, to review at year-end the Company’s actual results, and may consider certain mitigating factors, such as one-time costs or other unique events not contemplated at the time the goals were established. The Committee in such circumstances may also consider the need to attract and retain executive talent and, in such instances, a discretionary bonus may be awarded to adjust for these factors. Although the Committee generally reserves the right to pay discretionary bonuses from time to time, no NEOs were awarded a discretionary bonus in 2013.

2014 Executive Bonus Plan Performance Goals

The 2014 EBP performance goals were established by the Compensation Committee in February 2014 and are based on achievement of non-GAAP EPS and Net Sales. The target bonus at 100% achievement of both the non-GAAP EPS and Sales performance goals is 50% of salary. To reinforce profitability, the target bonus is weighted more heavily to earnings with 70% based on achievement of a non-GAAP EPS goal and 30% based on achievement of a sales goal. The bonus payment is based on a sliding scale between threshold and maximum performance as follows:

	Threshold	Target	Maximum
Net sales (in thousands)	$736,250	$775,000	$852,500
% of target performance	95%	100%	110%
Payout – % of target bonus	25%	100%	200%

Non-GAAP EPS	$1.85	$1.95	$2.15
% of target performance	95%	100%	110%
Payout – % of target bonus	50%	100%	200%

Non-GAAP EPS for these purposes is adjusted for unusual items including restructuring charges, changes in tax or accounting rules, or other special or nonrecurring events. No bonus will be paid unless the threshold non-GAAP EPS is met. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

The 20% holdback of the incentive payout from the 2013 bonuses is payable to participants in March 2015 unless 2014 non-GAAP EPS is less than $1.66 (85% of the 2014 non-GAAP EPS target). It is also payable if an employee is terminated without cause prior to March 2015.

Equity Compensation

Equity compensation, in the form of stock options, Stock Appreciation Rights (“SARs”), Restricted Stock Units (“RSUs”), or Performance Share Units (“PSUs”), is awarded to align the interests of NEOs with those of shareholders, to encourage long-term retention, and to provide a counter-balance to the incentives offered by the EBP which reward the achievement of comparatively short-term performance goals. Equity compensation awards to our NEOs are mainly granted under our Amended and Restated Long-Term Incentive Plan.

The Company’s equity compensation awards generally provide vesting periods of five years (or longer). The exercise price on all outstanding options and SARs is equal to the quoted closing price of the stock on the date of grant. SARs are only settled in shares of the Company’s stock. RSUs and PSUs are valued at the market value or closing price of the underlying stock on the date of grant. Stock options, SARs, RSUs, and PSUs are generally non-transferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater options or SARs.

The Committee has historically taken a multi-tiered approach to equity compensation grants to NEOs whereby, the CEO’s and CFO’s equity compensation should reflect a larger percentage of the overall compensation so that the CEO and CFO have a greater incentive to focus on long-term growth and strategic positioning, as well as regulatory and ethics compliance. The Committee determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO in the April-May time frame, with all actual grants generally made in May to be effective on June 1st or the closest business day to this date for ease of administration. While there is no fixed formula for equity compensation grants, the Committee seeks to establish an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and the form of equity compensation. The Committee generally prefers consistent annual RSU and SAR grants to the NEOs but will alter such amounts to rebalance or alter the components of compensation to the extent it is deemed appropriate. NEOs receive a greater percentage of equity compensation in the form of SARs than RSUs. In general, the unit ratio of SARs to RSUs is 2.0 to 1 to 2.5 to 1. SARs emphasize stock price appreciation given that value is only recognized when the stock price increases above the strike price. RSUs emphasize retention and stock ownership given the grants have value immediately upon vesting. The Committee believes that this balance between SARs and RSUs is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance.

The June 1, 2013 equity grants to the CEO and CFO were 25,000 RSUs and 62,500 SARs, and 7,000 RSUs and 15,000 SARs, respectively. Mr. Pomilio was awarded 5,000 RSUs and 12,000 SARs to properly compensate him for his scope of responsibilities within the organization. All other NEOs were awarded equity grants of 4,000 RSUs and 10,000 SARs. In addition, on July 26, 2013 Mr. Pomilio received 5,000 RSUs for exceptional performance in connection with the ongoing restructuring activities. This resulted in the compensation balance which the Committee considered appropriate.

2014 Equity Awards

Consistent with past years, our NEOs were granted annual awards of RSUs and SARs effective June 1, 2014. The annual equity grants made to NEOs in 2014 under the Amended and Restated Long-Term Incentive Plan have terms substantially similar to the terms of the June 1, 2013 equity grants, except that, upon a Change in Control of the Company, the 2014 annual NEO RSUs will not automatically vest and pay-out, but are instead subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the award agreement) within two and one-half years following the Change in Control.

Retention Agreements

On July 23, 2014, the Company entered into retention letter agreements (the “Retention Letters”) with Mr. Jonas, Mr. Pomilio and Mr. Shallish. The Retention Letters provide for a cash bonus in the amount of the NEO’s annual base salary, payable on June 30, 2015, subject to the NEO’s continued employment with the Company through that date or earlier termination of employment by the Company without “cause” or by the NEO for “good reason” (as each term is defined in the Retention Letters). In the event of the NEO’s termination due to death or “disability” (as defined in the Retention Letters) prior to June 30, 2015, such bonus becomes payable, and is subject to proration. The Retention Letters also provide, in the event of an employment termination by the Company without cause or by the NEO for good reason, in either case prior to June 30, 2016, for a special severance payment equal to one and one-half times the sum of the NEO’s annual base salary plus target annual bonus, and for accelerated vesting of outstanding equity awards (other than SARs granted in 2014, which will be cancelled upon such termination), subject in each case to a release of claims in favor of the Company. In addition, as a condition to eligibility for benefits thereunder, the Retention Letters provide that each covered NEO thereby waives any claim that a “change in control” has occurred or may occur in the future under the Company’s equity compensation plans and such NEO’s respective Change in Control Severance Agreement with the Company relating (in any way) to the changes in the Board of Directors in 2014.

Retirement Benefits

All employees in the United States, including the NEOs, are eligible to participate in the Retirement Savings Plan and were eligible to participate in the Retirement Pension Plan if employed by the Company prior to May 14, 2009. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

Retirement Pension Plan

As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen and participants will not accrue any additional benefits after that date.

Retirement Savings Plan

The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. Effective January 1, 2010, the Retirement Savings Plan was amended to provide a 100% matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a funded nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of incentive compensation and to receive seven percent (7%) matching contributions or other contributions from the Company that would otherwise be unavailable under our Savings Plan because of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. The Company’s match and any discretionary contributions to a participant’s deferred compensation account vest subject to a “Rule of 65”, which is defined so that vesting occurs when the sum of the participant’s age plus years of service equal to 65. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors.

Perquisites

The Company has historically provided certain perquisites to the NEOs to provide convenience and support services that the Company viewed as customary and necessary to attract, motivate and retain executive talent. For the convenience of the Company and to provide flexibility to the NEOs, the Company provides a perquisite allowance to each of the NEOs. The perquisite allowance paid to the former CEO was $3,200 per month and $1,500 per month for all other NEOs. This allowance replaces any other perquisite costs which may have previously been reimbursed. In addition, the Company leased a car for the former CEO and reimbursed him for certain life insurance policy premiums. The Company also provides long-term care insurance to certain NEOs. Each of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

No perquisite provided to any NEO is “grossed up” for associated taxes.

Employment Contracts

As a general matter, the Company does not provide employment agreements to members of management in the U.S. The exceptions to this general policy are the employment agreement with the former CEO and the Change in Control Severance Agreements with all NEOs and certain key executives. The Company entered into the employment agreement with the former CEO to provide a clear understanding of the terms of the employment relationship with the former CEO. This allowed the Company to retain his executive leadership and focus without the distraction that might otherwise exist absent this arrangement. The Company also entered into an employment arrangement with the Interim CEO as further described in the Current Report on Form 8-K filed by the Company on July 23, 2014.

With respect to the Change in Control Severance Agreements, the Company recognizes that, as in the case with many publicly traded corporations, the possibility of a “Change in Control” (defined generally as an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors) may arise and that such possibility may result in the departure or distraction of the NEOs to the detriment of the Company and its shareholders. As a result, the Company has entered into Change in Control Severance Agreements to encourage the retention and focus of the NEOs in the event of any threat or occurrence of a Change in Control.

CEO Employment Agreement

Consistent with the Company’s compensation policy, the Board of Directors believes that compensation of the CEO should be heavily influenced by Company performance, long-term growth and strategic positioning, as well as regulatory and ethics compliance. Therefore, although there is necessarily non-performance-based pay reflected in providing a salary to him, major elements of the compensation package are directly tied to the Company’s performance, long-term growth and strategic positioning. Mr. J. Corasanti’s employment agreement with the Company was to expire December 31, 2014. Annual compensation under Mr. J. Corasanti’s employment agreement provided for annual base salary at a rate of no less than $511,000 per year, deferred compensation contributions of at least $175,000 per year, lifetime health and life insurance for Mr. J. Corasanti and his dependents and certain additional fringe benefits.

Mr. J. Corasanti was entitled to participate in the Company’s employee equity compensation plan, other employee benefit plans and other compensatory arrangements as determined by the Board of Directors. In May 2013, the Committee recommended and the Board approved increasing the CEO’s annual deferred compensation to $225,000. Prior to the 2013 increase, the last time the CEO’s deferred compensation was adjusted was in May of 2011 when it was set at $200,000. The increase in the deferred compensation was consistent with the increases to Mr. J. Corasanti’s base salary between 2011 and 2013.

Pursuant to the terms of his employment agreement, Mr. J. Corasanti is subject to a two year post-termination non-compete following the termination of his employment and a perpetual non-disclosure covenant. Additional features of Mr. J. Corasanti’s employment agreement are described in further detail in the narratives following and/or footnotes to the Summary Compensation Table, Non-Qualified Deferred Compensation Table and Potential Payments on Termination or Change in Control Table.

Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014, and the Board appointed Mr. Hartman as the Company’s Interim Chief Executive Officer. For a detailed description of Mr. J. Corasanti’s separation arrangements and Mr. Hartman’s employment arrangements, see the Current Report on Form 8-K filed by the Company on July 23, 2014.

Change In Control Severance Agreements

Each Change in Control Severance Agreement provides that the covered NEO will not, in the event of the commencement of steps to effect a Change in Control, voluntarily leave the employ of the Company until the potential Change in Control has been terminated or until a Change in Control has occurred. These agreements were first entered into by the Company and Mr. J. Corasanti, Mr. Shallish, Mr. Jonas and Mr. Pomilio, in 2000, and were last amended in 2008 in order to conform to technical requirements under Section 409A of the Code. Mr. Darling and the Company entered into the same agreement in May of 2010.

Prior to the occurrence of a Change in Control, the Board of Directors of the Company may terminate any such agreement upon three years’ prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any NEO who is affiliated with any group seeking or accomplishing a Change in Control. Following a Change in Control during the term of the agreement, the agreement will continue in effect for two years.

The Company has also entered into an Executive Severance Agreement with Mr. Darling. This Agreement provides that upon a change of control (as defined in the Executive Severance Agreement) of Linvatec Corporation where Mr. Darling did not retain the title of President and comparable responsibilities or is terminated without cause during the first eighteen months of such change in control, Mr. Darling is entitled to payment of his salary then in effect for eighteen months. If a Change in Control as defined in the Change in Control Severance Agreement occurred, Mr. Darling would not be eligible for payments under the Executive Severance Agreement.

As of May of 2011, the Company grandfathered all executives with an existing Change in Control Severance Agreement containing a gross-up for excise taxes and has committed to not enter into agreements to gross-up excise taxes in future Change in Control Severance Agreements with future executives.

Split-Dollar Life Insurance

Prior to December 31, 2001, the Company had paid certain premiums associated with split-dollar life insurance policies with face amounts totaling $2,500,000 for the benefit of Joseph J. Corasanti. The Company has not paid or accrued premiums since fiscal year 2001. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. J. Corasanti, and at December 31, 2013, the aggregate amount due the Company from Mr. J. Corasanti related to these split-dollar life insurance policies was $279,740. This amount (if any) will be repaid to the Company on Mr. J. Corasanti’s death and the balance of the policy will be paid to his estate or beneficiaries.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our shareholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the EBP or recipient of performance based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.

Stock Ownership Guidelines and Hedging Policies

The Company’s stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholder. The ownership guidelines cover all NEOs. The guidelines are as follows:

NEO	Ownership Guideline
President & CEO	4x salary
CFO	3x salary
All other NEOs	1x salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned, and estimated net after tax shares of unvested RSUs. Share ownership guidelines for officers reaching the age of 62 are reduced by 50%. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a holding period for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company also prohibits its officers and directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of senior management with those of the holders of the Common Stock.

All NEOs were in compliance with the guidelines as assessed as of December 31, 2013.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee considers deductibility as one factor when making a decision regarding executive compensation. In order to maximize the deductibility of the executives’ pay, the shareholder-approved EBP, Amended and Restated Long Term Incentive Plan and the 2006 Stock Incentive Plan are structured such that performance-based annual incentive bonuses and performance based equity compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, the Committee may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands and retain key executives. In 2013, the Committee provided competitive compensation to our executive officers without exceeding the deductibility limits of Section 162(m), except for a portion of Mr. J. Corasanti’s total compensation.

Potential Change in Control

Under certain executive Change in Control Severance Agreements and equity compensation plans and award agreements, a “Change of Control” may be triggered if there is a change in the majority of incumbent members of the Board. Under the relevant plans and agreements, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an “incumbent director”. Accordingly, if all four of Voce’s nominees are elected to the Board at the Annual Meeting, a Change of Control would be deemed to have occurred under the relevant plans and agreements. In addition, if it is determined that any of the Company’s director nominees are not “incumbent directors” under the relevant plans and agreements, then a Change in Control would be triggered if the number of Company director nominees who are not “incumbent directors” plus the number of Voce nominees elected to the Board would constitute one half or more of the number of directors on the Board.

If a Change in Control is deemed to have occurred under the relevant plans and agreements, the vesting of all outstanding, unvested awards under the Company’s equity compensation plans (other than RSUs granted to NEOs in 2014) will accelerate as of the Change in Control date. RSUs granted to NEOs in 2014 will remain outstanding and unvested upon a Change in Control, and vest on a termination of the NEO’s employment by the Company other than for “cause”, or resignation by the NEO for “good reason” (each as defined in the award agreement), within two and one-half years following the Change in Control. In addition, as described under the heading “Termination/Change in Control”, certain executives (including the NEOs) are parties to Change in Control Severance Agreements with the Company, pursuant to which they would be entitled to payments and benefits following a termination of employment by the Company other than for “cause” or by the executive for “good reason” (each as defined in the Change in Control Severance Agreements) upon or within two and one-half years after a Change in Control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Dirk M. Kuyper (Chair)	Bruce F. Daniels
Jerome J. Lande	Stephen M. Mandia
Stuart J. Schwartz

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option/ SAR Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total
Joseph J. Corasanti – President & Chief Executive Officer[8]	2013	$805,853	$0	$823,250	$610,706	$405,412	$98,073	$184,074	$2,927,368
	2012	$764,185	$0	$652,250	$460,981	$441,237	$153,107	$185,584	$2,657,344
	2011	$725,012	$0	$690,750	$651,756	$410,165	$142,011	$166,247	$2,785,941
Robert D. Shallish, Jr. – Executive Vice President, Finance & Chief Financial Officer	2013	$320,755	$0	$230,510	$146,570	$166,276	$0	$61,491	$925,602
	2012	$311,454	$0	$156,540	$103,260	$195,970	$80,199	$62,053	$909,476
	2011	$301,191	$0	$165,780	$145,993	$226,271	$103,070	$56,154	$998,459

Joseph G. Darling – Executive Vice President, Commercial Operations	2013	$371,858	$0	$131,720	$97,713	$192,576	$0	$49,133	$843,000
	2012	$361,132	$0	$104,360	$73,757	$156,359	$4,087	$48,618	$748,313
	2011	$351,400	$0	$776,820	$0	$353,034	$5,552	$137,535	$1,624,341
Daniel S. Jonas – Executive Vice President, Legal Affairs & General Counsel	2013	$290,622	$0	$131,720	$97,713	$150,647	$0	$55,422	$726,124
	2012	$280,146	$0	$104,360	$73,757	$176,496	$29,954	$57,092	$721,805
	2011	$267,816	$0	$110,520	$104,281	$201,097	$41,295	$63,940	$788,949

Luke A. Pomilio – Executive Vice President, Controller and Corporate General Manager	2013	$316,871	$0	$331,800	$117,256	$163,974	$0	$51,595	$981,496
	2012	$307,516	$0	$104,360	$73,757	$193,256	$39,773	$57,894	$776,556
	2011	$293,444	$0	$240,520	$104,281	$220,997	$54,833	$50,463	$964,538

(1)

Salary reflects actual salary earned and, for Mr. J. Corasanti, deferred compensation credited during 2011, 2012 and 2013. Salary levels are adjusted annually typically in May. Accordingly, salary levels listed in the Compensation Discussion and Analysis (the “CD&A”) may not match amounts actually paid during the course of the year.

(2)	Other than Non-Equity Incentive Plan Compensation, there were no bonuses earned during 2011, 2012 and 2013.

(3)

Amounts in this column reflect the grant date fair value of RSUs and PSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K (available at http://www.conmed.com). Mr. Darling was awarded PSUs during 2011. The amount included in the table represents the grant date fair value of such awards.

(4)

Amounts in this column reflect the grant date fair value of SARs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K.

(5)

Non-Equity Incentive Plan Compensation represents earnings under the Company’s EBP (as more fully described in the CD&A). For all NEOs, this is calculated as a percentage of their Base Compensation (as defined in the CD&A).

(6)

Amounts in this column represent the increase in the actuarial value of defined benefit plans during 2011 and 2012 of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan. For 2013, the actuarial value decreased by $44,357, $19,546, $2,821, $26,431 and $35,096 for Mr. J. Corasanti, Mr. Shallish, Mr. Darling, Mr. Jonas and Mr. Pomilio, respectively. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC and discussed in Note 9, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K.

In addition, Mr. J. Corasanti also earned deferred compensation pursuant to his employment agreement, as more fully described in the CD&A. This table reflects only that interest earned on deferred compensation amounts that are considered to be above-market. This above-market interest amounted to $72,709, $102,838 and $98,073 for 2011, 2012 and 2013, respectively.

(7)

All Other Compensation consists of the following: (i) $17,285, $17,281, $11,744, $16,543 and $16,061 for J. Corasanti, R. Shallish, J. Darling, D. Jonas and L. Pomilio, respectively, of 2013 company contributions to employee 401(k) plan accounts on the same terms offered to all other employees, (ii) $54,746, $20,795, $19,389, $16,851 and $13,555 for J. Corasanti, R. Shallish, J. Darling, D. Jonas and L. Pomilio, respectively, of 2013 company contributions to the

Benefits Restoration Plan, (iii) payments relating to an automobile lease for J. Corasanti in 2013, (iv) payments for supplemental long-term care insurance policies for J. Corasanti, R. Shallish, D. Jonas and L. Pomilio, and (v) director fees of $22,500 in 2013 for J. Corasanti’s position as a Director of the Company (this practice ended effective January 1, 2014). Beginning in 2012, each NEO was provided a perquisite allowance that is included in Other Compensation as further described in the CD&A. The amount attributable to each perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such NEOs, except as described below.

With respect to Mr. J. Corasanti, All Other Compensation also includes a perquisite allowance of $38,400 for 2013 and reimbursements for certain life insurance policy premiums in the amount of $27,020 for 2013, as provided for in his Amended and Restated Employment Agreement, which is further described in the CD&A. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.

(8)	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2013. Information regarding the terms of these awards can be found under the headings “Non-Equity Incentive Plan” and “Equity Compensation” in the CD&A.

(a)	(b)	(c)		(d)		(e)		(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Joseph J. Corasanti[5]	6/01/2013 6/01/2013 N/A	$	— — 393,103	$	— — 393,103	$	— — 786,205	— — —	— — —	— — —	— 25,000 —	62,500 — —	$32.93 — —	$ $ $	610,706 823,250 —
Robert D. Shallish, Jr.	6/01/2013 6/01/2013 N/A	$	— — 161,693	$	— — 161,693	$	— — 323,385	— — —	— — —	— — —	— 7,000 —	15,000 — —	$32.93 — —	$ $ $	146,570 230,510 —
Joseph G. Darling	6/01/2013 6/01/2013 N/A	$	— — 187,267	$	— — 187,267	$	— — 374,534	— — —	— — —	— — —	— 4,000 —	10,000 — —	$32.93 — —	$ $ $	97,713 131,720 —
Daniel S. Jonas	6/01/2013 6/01/2013 N/A	$	— — 146,494	$	— — 146,494	$	— — 292,987	— — —	— — —	— — —	— 4,000 —	10,000 — —	$32.93 — —	$ $ $	97,713 131,720 —
Luke A. Pomilio	6/01/2013 6/01/2013 7/26/2013 N/A	$	— — — 159,454	$	— — — 159,454	$	— — — 318,907	— — — —	— — — —	— — — —	— 5,000 5,000 —	12,000 — — —	$32.93 — — —	$ $ $ $	117,256 164,650 167,150 —

(1)

Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold and target compensation represents 50% of Base Compensation (as defined in the CD&A) at December 31, 2013. The maximum compensation represents 100% of Base Compensation. During 2013, NEOs with corporate responsibility earned non-equity incentive compensation equal to 52% of salary as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As disclosed in the CD&A, 80% of the bonus earned is payable in early 2014, the remaining 20% is dependent upon meeting 85% of the 2014 target.

(2)

The amounts shown in column (i) represent the total RSUs awarded to the named executive officers. Such awards vest annually over a period of five years and are valued at the market price of the stock on the date of grant.

(3)	The amounts shown in column (j) represent the total number of SARs awarded to the NEOs. These awards vest annually over a period of five years.

(4)	During 2013, NEOs earned RSUs and SARs as reported in the “Stock Awards” and “Option/SAR Awards” columns of the Summary Compensation Table.

(5)	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards[14]						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock) That Have Not Vested (#)		Market Value of Shares or Units of Stock) That Have Not Vested ($)[13]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph J. Corasanti*	62,500	—		—	$19.93	5/16/2016	—		—	—	—
	62,500	—		—	$29.92	5/17/2017	—		—	—	—
	62,500	—		—	$26.69	6/1/2018	—		—	—	—
	—	—		—	—	—	5,000	1)	$212,500	—	—
	—	—		—	—	—	4,000	(1)	$170,000	—	—
	50,000	12,500	(1)	—	$16.46	6/1/2019	—		—	—	—
	32,000	8,000	(1)	—	$21.19	10/30/2019	—		—	—	—
	—	—		—	—	—	10,000	(6)	$425,000	—	—
	37,500	25,000	(2)	—	$19.26	6/1/2020	—		—	—	—
	—	—		—	—	—	15,000	(7)	$637,500	—	—
	25,000	37,500	(3)	—	$27.63	6/1/2021	—		—	—	—
	—	—		—	—	—	20,000	(8)	$850,000	—	—
	12,500	50,000	(4)	—	$26.09	6/1/2022	—		—	—	—
	—	—		—	—	—	25,000	(9)	$1,062,500	—	—
	—	62,500	(5)	—	$32.93	6/1/2023	—		—	—	—

Robert D. Shallish, Jr.	15,000	—		—	$31.40	5/17/2015	—		—	—	—
	10,000	—		—	$29.92	5/17/2017	—		—	—	—
	10,000	—		—	$26.69	6/1/2018	—		—	—	—
	—	—		—	—	—	800	(1)	$34,000	—	—
	—	2,000	(1)	—	$16.46	6/1/2019	—		—	—	—
	—	—		—	—	—	2,400	(6)	$102,000	—	—
	—	5,600	(2)	—	$19.26	6/1/2020	—		—	—	—
	—	—		—	—	—	3,600	(7)	$153,000	—	—
	5,600	8,400	(3)	—	$27.63	6/1/2021	—		—	—	—
	—	—		—	—	—	4,800	(8)	$204,000	—	—
	—	11,200	(4)	—	$26.09	6/1/2022	—		—	—	—
	—	—		—	—	—	7,000	(9)	$297,500	—	—
	—	15,000	(5)	—	$32.93	6/1/2023	—		—	—	—

Joseph G. Darling	10,000	—		—	$26.69	6/1/2018	—		—	—	—
	—	—		—	—	—	800	(1)	$34,000	—	—
	8,000	2,000	(1)	—	$16.46	6/1/2019	—		—	—	—
	—	—		—	—	—	1,600	(6)	$68,000	—	—
	—	—		—	—	—	2,400	(7)	$102,000	—	—
	—	—		—	—	—	6,000	(10)	$255,000	—	—
	—	—		—	—	—	10,800	(11)	$459,000	—	—
	—	—		—	—	—	3,200	(8)	$136,000	—	—
	2,000	8,000	(4)	—	$26.09	6/1/2022	—		—	—	—
	—	—		—	—	—	4,000	(9)	$170,000	—	—
	—	10,000	(5)	—	$32.93	6/1/2023	—		—	—	—

Daniel S. Jonas	—	—		—	—	—	800	(1)	$34,000	—	—
	—	2,000	(1)	—	$16.46	6/1/2019	—		—	—	—
	—	—		—	—	—	1,600	(6)	$68,000	—	—
	—	4,000	(2)	—	$19.26	6/1/2020	—		—	—	—
	—	—		—	—	—	2,400	(7)	$102,000	—	—
	—	6,000	(3)	—	$27.63	6/1/2021	—		—	—	—
	—	—		—	—	—	3,200	(8)	$136,000	—	—

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards[14]						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock) That Have Not Vested (#)		Market Value of Shares or Units of Stock) That Have Not Vested ($)[13]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	—	8,000	(4)	—	$26.09	6/1/2022	—		—	—	—
	—	—		—	—	—	4,000	(9)	$170,000	—	—
	—	10,000	(5)	—	$32.93	6/1/2023	—		—	—	—
Luke A. Pomilio	10,000	—		—	$29.92	5/17/2017	—		—	—	—
	10,000	—		—	$26.69	6/1/2018	—		—	—	—
	—	—		—	—	—	800	(1)	$34,000	—	—
	6,000	2,000	(1)	—	$16.46	6/1/2019	—		—	—	—
	—	—		—	—	—	1,600	(6)	$68,000	—	—
	6,000	4,000	(2)	—	$19.26	6/1/2020	—		—	—	—
	—	—		—	—	—	2,400	(7)	$102,000	—	—
	—	—		—	—	—	3,000	(12)	$127,500	—	—
	4,000	6,000	(3)	—	$27.63	6/1/2021	—		—	—	—
	—	—		—	—	—	3,200	(8)	$136,000	—	—
	2,000	8,000	(4)	—	$26.09	6/1/2022	—		—	—	—
	—	—		—	—	—	5,000	(9)	$212,500	—	—
	—	—		—	—	—	5,000	(9)	$212,500	—	—
	—	12,000	(5)	—	$32.93	6/1/2023	—		—	—	—

*	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

(1)	Vested on June 1, 2014.

(2)

Scheduled to vest (or vested) in equal installments of 12,500 shares per year for Mr. J. Corasanti, 2,800 shares per year for Mr. Shallish and 2,000 shares per year for Mr. Jonas and Mr. Pomilio on June 1, 2014 and June 1, 2015.

(3)

Scheduled to vest (or vested) in equal installments of 12,500 shares per year for Mr. J. Corasanti, 2,800 shares per year for Mr. Shallish, and 2,000 shares per year for Mr. Jonas and Mr. Pomilio on June 1, 2014, June 1, 2015 and June 1, 2016.

(4)

Scheduled to vest (or vested) in equal installments of 12,500 shares per year for Mr. J. Corasanti, 2,800 shares per year for Mr. Shallish, and 2,000 shares per year for Mr. Darling, Mr. Jonas and Mr. Pomilio on June 1, 2014, June 1, 2015, June 1, 2016 and June 1, 2017.

(5)

Scheduled to vest (or vested) in equal installments of 12,500 shares per year for Mr. J. Corasanti, 3,000 shares per year for Mr. Shallish, 2,400 shares per year for Mr. Pomilio and 2,000 shares per year for Mr. Darling and Mr. Jonas beginning on June 1, 2014 and each June 1st thereafter until 2018.

(6)

Scheduled to vest (or vested) in equal installments of 5,000 shares per year for Mr. J. Corasanti, 1,200 shares per year for Mr. Shallish and 800 shares per year for Mr. Darling, Mr. Jonas, and Mr. Pomilio on June 1, 2014 and June 1, 2015.

(7)

Scheduled to vest (or vested) in equal installments of 5,000 shares per year for Mr. J. Corasanti, 1,200 shares per year for Mr. Shallish and 800 shares per year for Mr. Darling, Mr. Jonas, and Mr. Pomilio on June 1, 2014, June 1, 2015 and June 1, 2016.

(8)

Scheduled to vest (or vested) in equal installments of 5,000 shares per year for Mr. J. Corasanti, 1,200 shares per year for Mr. Shallish and 800 shares per year for Mr. Darling, Mr. Jonas, and Mr. Pomilio on June 1, 2014, June 1, 2015, June 1, 2016 and June 1, 2017.

(9)

Scheduled to vest (or vested) in equal installments of 5,000 shares per year for Mr. J. Corasanti, 1,400 shares per year for Mr. Shallish, 1,000 shares per year for Mr. Pomilio and 800 shares per year for Mr. Darling and Mr. Jonas on June 1, 2014 and each June 1st thereafter until 2018.

(10)	Scheduled to vest (or vested) in equal installments of 2,000 shares per year on June 1, 2014, June 1, 2015 and June 1, 2016 for Mr. Darling.

(11)

Scheduled to vest (or vested) in equal installments of 2,100 shares per year on June 1, 2014, June 1, 2015 and June 1, 2016. The remaining shares vest in equal installments of 2,250 shares per year on June 1, 2017 and June 1, 2018 for Mr. Darling.

(12)	Scheduled to vest (or vested) in equal installments of 1,000 shares per year on June 1, 2014, June 1, 2015 and June 1, 2016 for Mr. Pomilio.

(13)	Value shown for unvested RSUs and PSUs is based on the December 31, 2013 year-end closing stock price on the NASDAQ of $42.50.

(14)	All outstanding option awards are SARs with the exception of Mr. Shallish’s 15,000 stock options due to expire on May 17, 2015.

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)
	Option Awards[1]		Stock Awards[3]
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)
Joseph J. Corasanti[5]	250,000	$1,186,061	29,000	$954,970
Robert D. Shallish, Jr.	39,200	$435,087	5,200	$171,236
Joseph G. Darling	0	$0	8,800	$289,784
Daniel S. Jonas	45,000	$212,708	4,000	$131,720
Luke A. Pomilio	35,000	$266,222	5,000	$164,650

(1)	Amount relates to stock option and SAR exercises during 2013.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the stock option or SAR and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to the RSUs, and in the case of Mr. Darling the PSUs, vested during 2013.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of issuance.

(5)	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

Pension Benefits

Under the CONMED Retirement Pension Plan (“Retirement Plan”), upon the later of the attainment of age 65 or the completion of 5 years of participation, our NEOs are entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant’s average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is 100% vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity.

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the CONMED Corporation Retirement Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. As discussed in the CD&A under the heading “Retirement Pension Plan”, pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore no additional benefits accrued after that date. As a result, years of actual service for NEOs will not equal the years of credited service noted below.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)
Joseph J. Corasanti[2]	CONMED Corporation Retirement Pension Plan	15	$248,378	$0
Robert D. Shallish, Jr.	CONMED Corporation Retirement Pension Plan	18	$284,630	$461,436
Joseph G. Darling	CONMED Corporation Retirement Pension Plan	1	$25,158	$0
Daniel S. Jonas	CONMED Corporation Retirement Pension Plan	9	$148,002	$0
Luke A. Pomilio	CONMED Corporation Retirement Pension Plan	12	$196,519	$0

(1)

Amounts in this column reflect the present value of accumulated benefits in accordance with Compensation – Retirement Benefits Topic 715 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K.

(2)	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

Non-Qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation. Deferred compensation was provided to Mr. J. Corasanti as described in his employment agreement. Refer to the section title “CEO Employment Agreement” in the CD&A for further details. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of annual cash incentive compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits – Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY2 ($)	Registrant Contributions in Last FY3 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph J. Corasanti[1]	$71,416	$279,746	$283,579	$0	$3,772,855
Robert D. Shallish, Jr.	$35,567	$20,795	$44,343	$0	$214,175
Joseph G. Darling	$18,445	$19,389	$39,232	$0	$215,036
Daniel S. Jonas	$38,049	$16,851	$39,551	$0	$201,135
Luke A. Pomilio	$118,676	$13,555	$53,422	$0	$736,543

(1)

Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014. As described above, Mr. J. Corasanti received deferred compensation under his employment agreement as well as his participation in the Benefits Restoration Plan. Amount included above for the deferred compensation under his employment agreement is fully vested when credited and is payable over a period of up to 120 months with interest and includes an annual contribution of $225,000 for 2013 and above market interest of $98,073 for 2013 which are included in the “Salary” column of the Summary Compensation Table. Mr. J. Corasanti earns 10% interest on the portion of the outstanding balance he earned through December 31, 2004 and earns interest at the prime rate of JP Morgan at December 31st of each year plus two percent on the portion of the outstanding balance he earned subsequent to December 31, 2004.

(2)	Executive contributions related to the Benefit Restoration Plan were included in aggregate earnings in 2013.

(3)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2013.

Potential Payments on Termination or Change in Control

Termination/No Change In Control

The table below represents the earnings Mr. J. Corasanti would have received if terminated on December 31, 2013 and no Change in Control had occurred. The table assumes that the Company terminated Mr. J. Corasanti’s employment without “just cause” (as defined in Mr. J. Corasanti’s employment agreement), Mr. J. Corasanti resigned following the Board’s failure to reelect him as the President and CEO, or the Board caused a material reduction of his duties and responsibilities (in each case subject to the Company’s failure to cure such circumstance within 30 days following receipt of notice). “Just cause” generally means a breach by Mr. J. Corasanti of his obligations under his employment agreement, willful misconduct, dishonesty or conviction of a crime (other than traffic or other similar violations or minor misdemeanors).

	Salary Continuation or Severance ($)		Benefits or Perquisites ($)		Total ($)
Payments and Benefits for Joseph J. Corasanti(1)	$4,251,355	(2)	$1,054,739	(3)	$5,306,094

(1)

Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014. Mr. J. Corasanti was entitled to payments and benefits upon termination without just cause as defined in his employment agreement or upon his resignation under the circumstances described above. If Mr. J. Corasanti had been terminated with just cause, he would have been entitled to salary and benefits through the end of the month of termination, payment of deferred compensation as defined in his employment agreement and an additional pro rata amount of such deferred compensation for the year of termination. Pursuant to the terms of his employment agreement, Mr. J. Corasanti is subject to a two year post-termination non-compete following the termination of his employment and a perpetual non-disclosure covenant. The table above does not include payments in respect of Mr. J. Corasanti’s deferred compensation, which is reported in the Non-Qualified Deferred Compensation Table, as Mr. J. Corasanti was fully vested in his deferred compensation benefits and would not have received any enhanced payments upon any termination of employment.

(2)	Amount represents a lump sum equal to three multiplied by the sum of salary and the average of bonus, deferred compensation, and incentive compensation earned over the past three years.

(3)	Amount includes the present value total of all vested life time benefits (including life and health insurance) and the present value of total perquisites for three years.

In the event of Mr. J. Corasanti’s death or disability, Mr. J. Corasanti or his estate or beneficiaries would have been entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the term of his employment agreement. As described above, Mr. J. Corasanti was vested in his entitlement to life and health insurance benefits for life.

In addition, as provided to all participants in the equity award program, the vesting date for all outstanding SARs and RSUs granted to Mr. J. Corasanti or any NEO would accelerate to the date of termination due to death or disability. These amounts are identical to the amounts reported under the headings “Accelerated Option/SAR Vesting” and “Accelerated RSU Vesting” in the Termination/Change In Control Table.

Other than as described with respect to payments to Mr. J. Corasanti, all other NEOs are eligible for separation benefits provided under the Company’s general compensation programs. For example, all NEOs are subject to the Company’s severance policy applicable to all eligible employees for termination without just cause. This policy does not discriminate in favor of our NEOs and provides for severance pay equal to one and one-half weeks of base salary for each year of service, not to exceed 26 weeks. In the event of termination with just cause, no payments would be made to the NEOs, again other than for Mr. J. Corasanti as explained in footnote 1 of Termination/No Change in Control chart above.

Termination/Change In Control

The Change in Control Severance Agreements with the NEOs provide that if, within two and one-half years after a Change in Control, the NEO’s employment with the Company is terminated by the Company other than for Cause or by the NEO for Good Reason (as such capitalized terms are defined in the Change in Control Severance Agreements), the NEO would be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary plus (ii) the highest of the bonuses earned during the three years prior to such termination; (b) continuation of all medical, dental, accident, disability, long-term care and life insurance benefits or other fringe benefits and reimbursement of certain expenses for a period of three years; (c) for Mr. J. Corasanti, a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) a pro-rated annual bonus for the calendar year of such termination. “Cause” generally means the NEO’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” includes, following a Change in Control, any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, any requirement that the NEO be based more than 50 miles from the office where he is located at the time of the Change in Control, a substantial increase in obligations to travel on Company business and the discontinuation of (or material reduction of benefits under) any material employee benefit compensation welfare benefit or fringe benefit plan in which the NEO is eligible to participate in immediately prior to such Change in Control. For the NEOs, the Change in Control Severance Agreements provide for gross-up for any excise tax that may become due as a result of such Change in Control (to the extent that the amounts giving rise to the excise tax are greater than 10% of the “golden parachute” safe-harbor amount). The Company remains committed to not enter into agreements to gross-up excise taxes in future Change in Control Severance agreements with future executives.

Mr. J. Corasanti’s employment agreement provided that if he were terminated in a manner that would qualify for payments and benefits under both the employment agreement and the Change in Control Severance Agreement, he would have received payments and benefits pursuant to the agreement that would provide him with the more favorable result, but in no event would he receive duplicate payments under both agreements. Pursuant to the terms of his employment agreement, Mr. J. Corasanti is subject to a two year post-termination non-compete following the termination of his employment and a perpetual non-disclosure covenant.

This table includes amounts payable as a result of a Change in Control on December 31, 2013 and qualifying termination for each NEO on that date. Change in Control benefits are provided in accordance with each NEO’s Change in Control Severance Agreement, other than Mr. J. Corasanti, whose benefits are provided in accordance with his Employment Agreement, as described above.

Name	Salary Continuation or Severance[1] ($)	Benefits or Perquisites[2] ($)	Deferred Compensation[3] ($)	Accelerated Option/SAR Vesting[4] ($)	Accelerated RSU Vesting[4] ($)	Section 280G Gross-Up5 ($)	Total
Joseph J. Corasanti[6]	$4,251,355	$1,054,739	$0	$3,053,230	$3,357,500	$0	$11,716,824
Robert D. Shallish, Jr.	$1,884,619	$116,926	$0	$634,474	$790,500	$1,057,171	$4,483,690
Joseph G. Darling[7]	$2,535,738	$123,158	$0	$279,060	$1,224,000	$1,229,712	$5,391,668
Daniel S. Jonas	$1,691,685	$88,931	$105,164	$461,240	$510,000	$869,462	$3,726,482
Luke A. Pomilio	$1,858,521	$137,214	$0	$480,380	$892,500	$1,146,767	$4,515,382

(1)

For Mr. J. Corasanti, amount represents a lump sum equal to three multiplied by the sum of salary and the average of bonus, deferred compensation, and incentive compensation earned over the past three years. For all other NEOs, amount represents highest annual executive bonus plan compensation earned over the past three completed fiscal years plus three multiplied by the sum of the highest salary earned over the past twelve months and highest annual executive bonus plan compensation earned over the past three completed fiscal years.

(2)

For Mr. J. Corasanti, amount includes the present value total of all vested life time benefits (including life and health insurance) and the present value of total perquisites for three years. For all other NEOs, amount includes the present value of medical, dental, disability, long-term care (as applicable), life insurance and total perquisites for three years.

(3)

The amount reported for Mr. Jonas is the value of the accelerated vesting of the Company’s contributions and total earnings under the Benefit Restoration Plan because he is not fully vested as of December 31, 2013 and, upon a Change in Control, his deferred compensation would automatically become fully vested. All other NEOs’ deferred compensation is disclosed under the Non-Qualified Deferred Compensation Table as they are fully vested as of December 31, 2013 and would not receive any accelerated or enhanced deferred compensation payments or benefits upon a Change in Control.

(4)

As provided to all participants in the equity award compensation plans, upon a Change in Control, the vesting date for all outstanding SARs, RSUs and PSUs will accelerate to the date of the Change in Control. The value shown for unvested SARs, represents the difference between the exercise price and December 31, 2013 year-end closing stock price on the NASDAQ of $42.50. Value shown for unvested RSUs and PSUs is based on the December 31, 2013 year-end closing stock price on the NASDAQ of $42.50.

(5)

Compensation and benefits in excess of three times an executive’s five-year average compensation may be subject to a non-deductible 20% excise tax under Section 280G of the Code. To assure that the actual economic value of Change in Control benefits is equivalent for all participants, Change in Control Severance Agreements provide for a gross-up of this tax to the extent that the amounts giving rise to the excise tax levied on the executive are greater than 10% of the “golden parachute” safe-harbor amount. Amounts in this column estimate the tax gross-up assuming a Change in Control date of December 31, 2013 at a stock price of $42.50 per share. The amount of Mr. J. Corasanti’s gross-up is reported as $0 after taking into account the value allocated to his non-compete covenant for purposes of Section 280G of the Code, and if the value of Mr. J. Corasanti’s non-compete covenant was not factored into these calculations, the resulting gross-up payment would be $3,592,052.

(6)

Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014. Upon a qualifying termination following a Change in Control, Mr. J. Corasanti’s employment agreement would have provided more favorable payments and benefits than and, therefore, would have superseded, his Change in Control Severance Agreement. As a result, Mr. J. Corasanti would have received the same payments and benefits as reported above with respect to his potential termination without just cause according to his employment agreement, and, in addition, he would have been eligible to receive a section 280G gross-up.

(7)

Mr. Darling is entitled to earnings upon a change in control of Linvatec Corporation as defined in his Executive Severance Agreement. If Linvatec Corporation is sold or all assets are transferred and Mr. Darling’s title of President and comparable responsibilities were taken away upon such change in control, or Mr. Darling were terminated upon the change in control, Mr. Darling is entitled to payment of his salary then in effect for eighteen months totaling $561,801 at December 31, 2013.

DIRECTOR COMPENSATION

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee and the full Board of Directors generally review director fees every three years. The Compensation Committee reviewed the fees in 2013 with the assistance of Semler Brossy, a compensation consultancy, and did not make any changes.

Cash Compensation Paid to Directors

For 2013, each director received compensation as described below:

Annual Retainers
(Paid Quarterly)	Chairman (None if Executive Officer)	$90,000 (two times director fee)
	Lead Independent Director	$60,000
	Directors (Non-Executive only)	$45,000
	Directors (If Executive Officer)	$22,500 (50% of Director Retainer)
	Audit Committee Chair	$30,000
	Audit Committee Member	$15,000
	Governance/Compensation Chair	$15,000
	Governance/Compensation Committee Member	$7,500

Beginning in 2014, no director compensation will be paid to employee Directors (other than compensation earned by Mr. Hartman as an independent director prior to his appointment as Interim CEO). In addition, it is anticipated in 2014 a comprehensive review of the Director fees will occur. We believe the Company’s director compensation continues to be below the median for the Company’s peer companies.

Equity Compensation Awarded to Directors

In 2013, non-employee directors received 3,000 RSUs and 1,000 SARs which vest in one year. In 2014, non-employee directors will receive 3,000 RSUs and 1,000 SARs, annually, which vest in one year, however Mr. Daniels and Dr. Schwartz will not be granted equity compensation. The 2013 and 2014 awards will be issued from the 2007 Non-Employee Director Plan. As Mr. Daniels and Dr. Schwartz will not be standing for re-election, they will receive cash payments calculated as the 90 day trailing value of Common Stock as of June 1, 2014 multiplied by 3,000 and then pro-rated for one-third of the year.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brian Concannon	$26,250	$100,290	$10,119	$0	$0	$0	$136,659
Eugene R. Corasanti(3)	$90,000	$0	$0	$0	$0	$0	$90,000
Joseph J. Corasanti(4)	$0	$0	$0	$0	$0	$0	$0
Bruce F. Daniels	$82,500	$98,790	$9,771	$0	$0	$0	$191,061
Jo Ann Golden	$60,000	$98,790	$9,771	$0	$0	$0	$168,561
Dirk M. Kuyper	$26,250	$100,290	$10,119	$0	$0	$0	$136,659
Stephen M. Mandia	$67,500	$98,790	$9,771	$0	$0	$0	$176,061
Stuart J. Schwartz	$67,500	$98,790	$9,771	$0	$0	$0	$176,061
Mark E. Tryniski	$82,500	$98,790	$9,771	$0	$0	$0	$191,061

(1)

Amounts in this column reflect the grant date fair value of RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K (available at http://www.conmed.com).

(2)

Amounts in this column reflect the grant date fair value of SARs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 7, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2013 Annual Report on Form 10-K.

(3)	Mr. E. Corasanti resigned from the Board effective July 23, 2014.

(4)

Mr. J. Corasanti resigned from the Board effective July 23, 2014. His director fees are included in his total compensation in the Summary Compensation Table and therefore excluded from the table above.

Below is a summary of the stock options & SARs and RSUs outstanding for non-employee Directors as of December 31, 2013.

Name	Option/SAR Awards Outstanding (#)	Stock Awards Outstanding (#)
Brian Concannon	1,000	3,000
Bruce F. Daniels	4,000	3,200
Jo Ann Golden	1,500	3,200
Dirk M. Kuyper	1,000	3,000
Stephen M. Mandia	16,000	3,200
Stuart J. Schwartz	9,500	3,200
Mark E. Tryniski	11,500	3,200

Director Stock Ownership Requirements and Hedging Policy

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholders, effective July 31, 2009, the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines required directors to own 2,000 shares. As of December 31, 2013, the Company amended the ownership guidelines to require directors to own four times the annual retainer and the existing directors were given three years to comply. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs, and shares held in saving plan accounts. These ownership guidelines also contain a holding period for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company also prohibits its directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of the Board of Directors with those of the holders of the Common Stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2013.

Vice Chairman Employment Agreement

In addition to Mr. Eugene Corasanti’s role as Director of the Company, the Company entered into an employment agreement with him effective January 1, 2007 pursuant to which he also served as a Vice Chairman available to advise the Chief Executive Officer and to perform such other duties as required by the CEO and/or Board of Directors. Mr. E. Corasanti’s salary was at least $104,000 per year, and he also received equity compensation as granted by the Compensation Committee of the Board of Directors. During 2013, Mr. E. Corasanti was granted 2,500 SARs and 5,000 RSUs with grant date fair values of $24,428 and $164,650, respectively. As of December 31, 2013 he had 5,500 options outstanding and 10,200 RSUs which had not yet vested. Starting in 2007, Mr. E. Corasanti also began receiving the accrued deferred compensation benefit that he would otherwise have received had he retired as of December 31, 2006. The deferred compensation payout is being paid over ten years and is valued at $3,051,603 as of December 31, 2013. In addition, Mr. E. Corasanti is entitled to certain benefits under his prior employment agreement, including health insurance, pension, disability and other benefits generally available to all Company employees, as well as the continuation of certain perquisites such as an automobile allowance, club memberships and life and health insurance benefits during Mr. E. Corasanti’s life and the life of his wife.

Prior to December 31, 2001, the Company had paid all premiums on certain split-dollar life insurance policies with face amounts totaling $1,717,720 for the benefit of Mr. E. Corasanti. The Company has not paid or accrued premiums since fiscal year 2001. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. E. Corasanti, and at December 31, 2013, the aggregate amount due the Company from Mr. E. Corasanti related to these split-dollar life insurance policies is $281,272. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. E. Corasanti’s death and the balance of the policy will be paid to his estate or beneficiaries.

Mr. E. Corasanti resigned from the Board effective July 23, 2014. For a detailed description of Mr. E. Corasanti’s separation arrangements, see the Current Report on Form 8-K filed by the Company on July 23, 2014.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION;

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors, which is presently composed of Brian Concannon, Bruce F. Daniels, Charles M. Farkas, Jo Ann Golden, Curt R. Hartman, Dirk M. Kuyper, Jerome J. Lande, Stephen M. Mandia, Stuart J. Schwartz, and Mark E. Tryniski, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee. In 2013, Eugene R. Corasanti served as a director of the Company, and Joseph J. Corasanti, the son of Eugene R. Corasanti and the former President and Chief Executive Officer of the Company, served as a director of the Company and an officer of several of the Company’s subsidiaries.

The Company employs the following persons who are related to certain persons who were officers of the Company in 2013 in the manner indicated below. Employees who are related to officers and/or directors whose total compensation is less than $120,000 are not listed below.

Employee Name and Position	Officer(s) and/or Director(s) to whom Employee is Related	Relationship of Employee to Officer
David Corasanti, Marketing Manager	Eugene R. Corasanti[1]	Son
	Joseph J. Corasanti[2]	Brother
Alan Rust, Corporate Distribution Director	William W. Abraham[3]	Son-in-law

(1)	Mr. E. Corasanti resigned as Vice Chairman and Director effective July 23, 2014.
(2)	Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.
(3)	Mr. Abraham has announced that he will retire from the Company no later than September 30, 2014.

Compensation for the above-referenced employees, consisting solely of salary and bonus, ranged from $132,000 to $187,000 during 2013.

In March 2003, the Audit Committee adopted a written charter specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The charter requirement was incorporated into a policy in November 2003 under which requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

INSURANCE FOR DIRECTORS AND OFFICERS

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Federal Insurance Company, Illinois National Insurance Company, Liberty Insurance Underwriters Inc., and XL Specialty Insurance Co. covering the period from May 31, 2014 through May 31, 2015 at a total cost of $633,855 which covers directors and officers of the Company and its subsidiaries.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being mailed with this proxy statement to shareholders of record on July 22, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of July 22, 2014, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Brian Concannon	4,000	*
Eugene R. Corasanti(1)	95,139	*
Joseph J. Corasanti(2)	550,535	1.98
Bruce F. Daniels	10,600	*
Joseph G. Darling	38,280	*
Jo Ann Golden	16,693	*
Curt R. Hartman(3)	1,000	*
Daniel S. Jonas	20,046	*
Dirk M. Kuyper	5,000	*
Jerome J. Lande(4)	1,631,800	5.97
Stephen M. Mandia	38,400	*
Luke A. Pomilio	72,858	*
Stuart J. Schwartz	20,100	*
Robert D. Shallish, Jr.	103,059	*
Mark E. Tryniski	27,500	*
Directors and executive officers as a group (18 persons)(5)	2,766,290	9.87
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	2,843,769	10.40
Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,418,335	8.84
FMR, LLC(8) 245 Summer Street Boston, MA 02210	1,864,600	6.82
The Vanguard Group, Inc.(9) 100 Vanguard Blvd. Malvern, PA 19355	1,680,206	6.14
Coppersmith Capital Management, LLC(10) 1370 Sixth Ave, 25th Floor New York, New York 10019	1,630,800	5.96
Camber Capital Management LLC(11) Stephen DuBois 101 Huntington Avenue Boston, MA 02199	1,385,000	5.06

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o

    CONMED Corporation, 525 French Road, Utica, New York 13502

*	Less than 1%.

(1)

Includes 8,787 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti is the father of Joseph J. Corasanti. Mr. E. Corasanti resigned as Vice Chairman and Director effective July 23, 2014.

(2)

Includes 750 shares owned beneficially by the wife and 2,100 shares owned beneficially by the children of Joseph J. Corasanti. Joseph J. Corasanti is the son of Eugene R. Corasanti. Mr. J. Corasanti resigned as President, Chief Executive Officer and Director effective July 23, 2014.

(3)	Includes 1,000 vested RSUs that will be settling on August 1, 2014.

(4)

Includes 1,000 vested RSUs that will be settling on August 1, 2014 and 1,630,800 shares that Mr. Lande is deemed to indirectly beneficially own as a Managing Member of Coppersmith Capital Management, LLC based on his shared voting power and shared dispositive power with respect to such shares. (Refer to footnote 10).

(5)

Includes 2,000 vested RSUs held by the Directors, NEOs and the executive officers of the Company. As of July 22, 2014 the Company’s directors and executive officers as a group (18 persons) are the beneficial owners of 2,083,390 shares of Common Stock (excluding options, RSUs and SARs), which is approximately 7.62% of the Common Stock outstanding.

(6)

An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on April 8, 2014 indicates beneficial ownership of 2,843,769 shares of Common Stock by virtue of having sole voting power over 2,748,414 shares of Common Stock and sole power to dispose of 2,843,769 shares of Common Stock in its role as investment advisor for certain funds.

(7)

An Amendment to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 10, 2014 indicates beneficial ownership of 2,418,335 shares of Common Stock by virtue of having sole power to vote over 2,392,100 shares and sole power to dispose of 2,418,335 shares of Common Stock.

(8)

A Schedule 13G filed with the SEC by FMR LLC on February 14, 2014 indicates beneficial ownership of 1,864,600 shares of Common Stock by virtue of having sole power to dispose 1,864,600 shares of Common Stock.

(9)

An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 12, 2014 indicates beneficial ownership of 1,680,206 shares of Common Stock by virtue of having sole voting power over 39,474 shares of Common Stock, sole power to dispose of 1,642,332 shares of Common Stock and shared power to dispose of 37,874 shares of Common Stock.

(10)

A Schedule 13D filed with the SEC by Coppersmith Capital Management, LLC on February 27, 2014 indicates beneficial ownership of 1,630,800 shares of Common Stock by virtue of having sole voting power over 1,630,800 shares and having sole power to dispose 1,630,800 shares of Common Stock.

(11)

A Schedule 13D filed with the SEC by Camber Capital Management LLC and Stephen DuBois on December 16, 2013 indicates beneficial ownership of 1,385,000 shares of Common Stock by virtue of having shared voting power over 1,385,000 shares and having shared power to dispose 1,385,000 shares of Common Stock.

On July 22, 2014, there were 707 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Exchange Act, and furnished to the Company pursuant to Rule 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2013, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES

Under applicable SEC rules and regulations, the Company, members of the Board of Directors, the Company’s nominees for director and certain officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain required information regarding these “participants” is set forth in Annex A to this proxy statement.

ANNEX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the members of the Board of Directors (each of whom, other than Mr. Daniels and Dr. Schwartz, is also a nominee for director) and certain officers of the Company who, under applicable SEC rules and regulations, are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting.

Directors and Nominees:

The principal occupations of the Company’s director nominees are set forth in the proxy statement under the heading Nominees for Election at the 2014 Annual Meeting. The business addresses of the members of the Board of Directors are as follows:

Name	Business Name and Address
Brian Concannon	Haemonetics Corporation 400 Wood Road Braintree, Massachusetts 02184
Charles M. Farkas	Bain & Co. 131 Dartmouth Street Boston, MA 02116
Jo Ann Golden(1)	c/o CONMED Corporation 525 French Road Utica, New York 13502
Curt R. Hartman	c/o CONMED Corporation 525 French Road Utica, New York 13502
Dirk M. Kuyper	Illuminoss Medical 993 Waterman Avenue East Providence, Rhode Island 02914
Jerome J. Lande	Coppersmith Capital Management LLC 1370 Sixth Avenue, 25th Floor New York, New York 10019
Stephen M. Mandia	Mandia International Trading Corp 75 Wurz Ave Utica, New York 13502
Mark E. Tryniski	Community Bank System, Inc 5790 Widewaters Parkway DeWitt, New York 13214-1883
Bruce F. Daniels(2)	c/o CONMED Corporation 525 French Road Utica, New York 13502
Stuart J. Schwartz(3)	c/o CONMED Corporation 525 French Road Utica, New York 13502

(1)	Ms. Golden is a retired accountant.
(2)	Mr. Daniels is a retired executive.
(3)	Dr. Schwartz is a retired physician.

Certain Officers:

The officers of the Company who are considered “participants” in the Company’s solicitation are set forth below. Each such officer’s principal occupation is set forth in the proxy statement under the heading Directors, Executive Officers, Other Company Officers and Nominees for the Board of Directors. The officers’ principal business address is CONMED Corporation, 525 French Road, Utica, New York 13502.

Name
Curt R. Hartman
Daniel S. Jonas
Robert D. Shallish, Jr.

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Certain Officers” owns any of the Company’s securities of record but not beneficially. The number of securities of the Company beneficially owned by directors and officers who are participants is set forth in the proxy statement under the heading Security Ownership of Certain Beneficial Owners and Management.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the securities of the Company during the past two years by the persons listed above under the captions “Directors and Nominees” and “Certain Officers”. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity-based awards and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold March 1, 2012 through July 23, 2014

Date	Name	Number of Shares Purchased (or Disposed of)	Transaction Description
7/26/2013	Brian Concannon	3,000	(6)
7/26/2013		1,000	(8)
06/01/2014		3,000	(7)

03/02/2012	Bruce F. Daniels	2,000	(5)
03/02/2012		(1,231)	(11)
03/06/2012		(769)	(2)
05/16/2012		200	(7)
05/18/2012		200	(7)
06/01/2012		3,200	(7)
06/01/2012		3,000	(6)
06/01/2012		1,000	(8)
08/17/2012		(3,000)	(2)
03/05/2013		2,500	(5)
03/05/2013		(1,948)	(11)
4/26/2013		(552)	(2)
5/16/2013		200	(7)
06/01/2013		3,200	(7)
06/01/2013		3,000	(6)
06/01/2013		1,000	(8)
06/07/2013		(2,000)	(2)

Date	Name	Number of Shares Purchased (or Disposed of)	Transaction Description
07/29/2013		3,000	(5)
07/29/2013		(2,511)	(11)
07/30/2013		(489)	(2)
10/28/2013		4,500	(4)
10/28/2013		(4,500)	(2)
06/01/2014		3,200	(7)
05/16/2012	Jo Ann Golden	200	(7)
05/18/2012		200	(7)
06/01/2012		3,200	(7)
06/01/2012		3,000	(6)
06/01/2012		1,000	(8)
08/16/2012		500	(5)
08/16/2012		(304)	(11)
08/16/2012		(1,300)	(2)
12/11/2012		(2,000)	(2)
05/16/2013		200	(7)
06/01/2013		3,200	(7)
06/01/2013		3,000	(6)
06/01/2013		1,000	(8)
06/05/2013		7,500	(5)
06/05/2013		(6,297)	(11)
12/03/2013		4,500	(5)
12/03/2013		(3,623)	(11)
06/01/2014		3,200	(7)

3/1/2014	Curt R. Hartman	1,000	(6)
06/01/2014		1,000	(7)
07/23/2014		32.500	(6)
7/26/2013	Dirk M. Kuyper	3,000	(6)
7/26/2013		1,000	(8)
8/15/2013		1,000	(1)
06/01/2014		3,000	(7)

12/30/2013	Jerome J. Lande*	104,000	(1)
12/31/2013		130,000	(1)
01/02/2014		41,000	(1)
01/03/2014		286,000	(1)
01/06/2014		12,000	(1)
01/13/2014		8,200	(1)
01/16/2014		43,400	(1)
01/17/2014		81,200	(1)
01/21/2014		55,400	(1)
01/22/2014		320,000	(1)
01/23/2014		134,000	(1)
01/24/2014		150,000	(1)
01/27/2014		82,800	(1)
01/28/2014		100,000	(1)
01/29/2014		25,000	(1)
01/31/2014		20,300	(1)
02/03/2014		30,000	(1)

Date	Name	Number of Shares Purchased (or Disposed of)	Transaction Description
02/04/2014		7,500	(1)
03/01/2014		1,000	(6)
06/01/2014		1,000	(7)
04/05/2012	Stephen M. Mandia	19	(12)
05/16/2012		200	(7)
05/18/2012		200	(7)
06/01/2012		3,200	(7)
06/01/2012		3,000	(6)
06/01/2012		1,000	(8)
07/06/2012		20	(12)
10/05/2012		19	(12)
01/07/2013		20	(12)
03/05/2013		4,500	(4)
04/05/2013		17	(12)
05/16/2013		200	(7)
06/01/2013		3,200	(7)
06/01/2013		3,000	(6)
06/01/2013		1,000	(8)
07/08/2013		18	(12)
10/04/2013		17	(12)
01/06/2014		18	(12)
06/01/2014		3,200	(7)

03/01/2012	Stuart J. Schwartz	2,000	(5)
03/01/2012		(1,192)	(11)
03/09/2012		(808)	(2)
05/16/2012		200	(7)
05/18/2012		200	(7)
06/01/2012		3,200	(7)
06/01/2012		3,000	(6)
06/01/2012		1,000	(8)
06/14/2012		(400)	(2)
12/10/2012		(600)	(2)
02/15/2013		(1,000)	(2)
04/26/2013		(600)	(2)
05/16/2013		200	(7)
06/01/2013		3,200	(7)
06/01/2013		3,000	(6)
06/01/2013		1,000	(8)
10/28/2013		4,500	(4)
10/28/2013		(4,500)	(2)
06/01/2014		3,200	(7)
05/16/2012	Mark E. Tryniski	200	(7)
05/18/2012		200	(7)
06/01/2012		3,200	(7)
06/01/2013		3,000	(6)
06/01/2013		1,000	(8)
05/16/2013		200	(7)
06/01/2013		3,200	(7)
06/01/2013		3,000	(6)

Date	Name	Number of Shares Purchased (or Disposed of)	Transaction Description
06/01/2013		1,000	(8)
06/01/2014		3,200	(7)

03/02/2012	Daniel S. Jonas	2,000	(5)
03/02/2012		(1,571)	(11)
03/08/2012		3,838	(4)
03/08/2012		(3,838)	(2)
03/09/2012		3,256	(4)
03/09/2012		(3,256)	(2)
03/09/2012		(51)	(10)
03/14/2012		2,906	(4)
03/14/2012		(2,906)	(2)
03/30/2012		289	(9)
05/17/2012		800	(7)
05/17/2012		(290)	(11)
06/01/2012		3,200	(7)
06/01/2012		(1,160)	(11)
06/01/2012		4,000	(6)
06/01/2012		10,000	(8)
06/06/2012		4,000	(5)
06/06/2012		(3,148)	(11)
06/15/2012		(3,000)	(2)
06/29/2012		84	(9)
09/28/2012		84	(9)
12/05/2012		(288)	(10)
12/11/2012		10,000	(4)
12/11/2012		(10,000)	(2)
12/31/2012		85	(10)
02/19/2013		8,000	(5)
02/19/2013		(7,328)	(11)
03/04/2013		(2,000)	(2)
03/29/2013		234	(9)
05/28/2013		15,000	(4)
05/28/2013		(15,000)	(2)
05/29/2013		(2,000)	(2)
06/01/2013		4,000	(7)
06/01/2013		(1,450)	(11)
06/01/2013		4,000	(6)
06/01/2013		10,000	(8)
06/03/2013		8,000	(5)
06/03/2013		(6,339)	(11)
06/07/2013		(2,000)	(2)
06/28/2013		77	(9)
08/01/2013		14,000	(5)
08/01/2013		(12,951)	(11)
09/30/2013		72	(9)
10/29/2013		(309)	(10)
11/21/2013		(85)	(10)
12/31/2013		58	(9)
03/31/2014		276	(9)

Date	Name	Number of Shares Purchased (or Disposed of)	Transaction Description
06/01/2014		4,000	(7)
06/01/2014		(1,445)	(11)
06/01/2014		3,250	(6)
06/01/2014		7,800	(8)
07/02/2014		94	(9)
03/20/2012	Robert D. Shallish, Jr.	15,000	(5)
03/20/2012		(13,543)	(11)
03/30/2012		325	(9)
05/17/2012		800	(7)
05/17/2012		(290)	(11)
06/01/2012		4,000	(7)
06/01/2012		(1,450)	(11)
06/01/2012		6,000	(6)
06/01/2012		14,000	(8)
06/29/2012		93	(9)
09/28/2012		92	(9)
11/23/2012		15,000	(4)
11/23/2012		(15,000)	(2)
12/31/2012		93	(9)
03/05/2013		21,600	(5)
03/05/2013		(16,279)	(11)
03/29/2013		259	(9)
05/28/2013		10,000	(4)
05/28/2013		(10,000)	(2)
06/01/2013		5,200	(7)
06/01/2013		(1,885)	(11)
06/01/2013		7,000	(6)
06/01/2013		15,000	(8)
06/07/2013		7,600	(5)
06/07/2013		(5,906)	(11)
06/28/2013		85	(9)
09/30/2013		79	(9)
11/22/2013		(100)	(10)
12/31/2013		63	(9)
03/31/2014		183	(9)
06/01/2014		5,800	(7)
06/01/2014		(2,093)	(11)
06/01/2014		4,550	(6)
06/01/2004		9,750	(8)
07/02/2014		62	(9)

*

Represents shares deemed beneficially owned indirectly by Mr. Lande as a Managing Member of Coppersmith Capital Management, LLC for all transactions except those that occurred on March 1, 2014 and June 1, 2014.

Transaction Description Codes

1 – Acquired – Open market purchase

2 – Disposed – Open market sale

3 – Acquired – Grant of stock options

4 – Acquired – Exercise of stock options

5 – Acquired – Exercise of Stock Appreciation Rights

6 – Acquired – Grant of Restricted Stock Units or Performance Share Units

7 – Acquired – Vesting of Restricted Stock Units or Performance Share Units

8 – Acquired – Grant of Stock Appreciation Rights

9 – Acquired – Shares acquired through Company employee stock purchase plan

10 – Disposed – Gift

11 – Disposed – Shares surrendered to satisfy payment of exercise price or tax withholding obligations

12– Acquired – Shares acquired through broker dividend reinvestment plan

Miscellaneous Information Concerning Participants

On February 25, 2014, the Company entered into the Coppersmith Nomination and Standstill Agreement with Coppersmith Capital Management, LLC (which beneficially owned 1,630,800 shares of Common Stock as of February 27, 2014, representing approximately 5.96% of the outstanding Common Stock based on 27,344,609 shares outstanding as of July 22, 2014), Jerome J. Lande, Craig Rosenblum (collectively, the “Coppersmith Group”) and Curt R. Hartman. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Company agreed to increase the size of the Board of Directors to eleven members and appoint Jerome J. Lande and Curt R. Hartman to the Board of Directors, effective March 1, 2014. The Company also agreed to appoint Mr. Lande to the Corporate Governance and Nominating Committee and the Compensation Committee and Mr. Hartman to the Audit Committee. Eugene R. Corasanti stepped down as Chairman of the Board simultaneously with the execution of the Coppersmith Nomination and Standstill Agreement and Mark E. Tryniski, the former Lead Independent Director of the Company, assumed the role of Chairman of the Board. The Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board agreed to nominate, recommend and support, and solicit proxies on behalf of, Mr. Lande, Mr. Hartman and Mr. Farkas, who was an independent director candidate selected by the Company from a list of candidates provided before execution of the Coppersmith Nomination and Standstill Agreement to the Coppersmith Group (Mr. Farkas, Mr. Lande and Mr. Hartman, the “New Nominees”) for election as directors at the Annual Meeting. Bruce F. Daniels and Stuart J. Schwartz chose not to stand for re-election as directors at the Annual Meeting such that the size of the Board of Directors will decrease to eight members effective as of the Annual Meeting. Should any New Nominee be elected as a director at the Annual Meeting, the Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board agreed to nominate, recommend and support, and solicit proxies on behalf of, such New Nominee(s) for election as a director at the 2015 annual meeting of shareholders. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Coppersmith Group agreed to vote all of the shares of Common Stock that it beneficially owns in favor of the election of the Company’s nominees for director at the 2014 and 2015 annual meetings of shareholders and in accordance with the Board of Director’s recommendation for each other proposal to come before the 2014 and 2015 annual meetings of shareholders if Mr. Lande has voted for such proposal in his capacity as a director. The Coppersmith Group has also agreed to certain standstill provisions that remain in effect from February 25, 2014 until the date that is thirty days prior to the expiration of the notice period specified in the Company’s advance notice by-law related to nominations of directors at the 2016 annual meeting of shareholders. These standstill provisions restrict the Coppersmith Group and certain of its affiliates and associates from, among other things, engaging in certain proxy solicitations, soliciting consents from shareholders, seeking to influence the voting of any Company securities, making certain shareholder proposals, proposing or participating in certain extraordinary corporate transactions involving the Company, calling meetings of shareholders, seeking additional representation on the Board of Directors or nominating candidates for election to the Board of Directors other than in accordance with the Coppersmith Nomination and Standstill Agreement, seeking to remove any of the Company’s directors or taking any action to influence the Board of Directors or the Company’s management.

Other than as set forth in this Annex A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries or (ii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, except as described in this Annex A or in the proxy statement, neither the Company nor any of the participants listed above has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in Annex A or the proxy statement, neither the Company nor any of the participants or any of their associates has (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

------------------------------------------------------------------------------------------------------------------------------------------------------------

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED JULY 29, 2014

CONMED CORPORATION

ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 10, 2014

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby authorizes and appoints Curt R. Hartman and Daniel S. Jonas, and each of them, as proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of CONMED Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on September 10, 2014 (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote upon or act with respect to such shares of Common Stock of the Company and hereby ratifies and confirms all actions the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR ALL” IN ITEM (1) AND “FOR” IN ITEMS (2) AND (3) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

(Continued, and to be signed and dated on the reverse side.)

CONMED CORPORATION

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of CONMED Corporation

Common Stock for the upcoming Annual Meeting of Shareholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone – Call toll-free from the U.S. or Canada at 1-866-809-5294 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1347. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet – Please access https://www.proxyvotenow.com/cnmd and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed and mailed a proxy card.

OR

3.

Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: CONMED Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

	Please mark your vote as in this example

Proposals - The Board of Directors recommends a vote FOR ALL director nominees listed below and FOR Proposals 2 and 3.

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT			FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees:	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2014.	☐	☐	☐
NOMINEES: (01) Brian Concannon, (02) Charles M. Farkas, (03) Jo Ann Golden, (04) Curt R. Hartman, (05) Dirk M. Kuyper, (06) Jerome J. Lande, (07) Stephen M. Mandia and (08) Mark E. Tryniski
				3.	Advisory Vote on Executive Compensation.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.				4.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

*Exceptions

Date:	, 2014

Signature

Signature

Title

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.